UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

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FORUM ENERGY TECHNOLOGIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 3, 2014

To Our Stockholders:

On behalf of your board of directors and management, we are pleased to invite you to attend the annual meeting of stockholders of Forum Energy Technologies, Inc., which will be held at 8:00 a.m., Central Daylight Time, on May 16, 2014, at our offices at 920 Memorial City Way, Suite 1000, Houston, Texas 77024.

At this meeting, we will ask you to: (i) elect three directors to serve three-year terms; (ii) approve, on an advisory basis, our executive compensation, or “say-on-pay”; and (iii) ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2014.

Registration will begin at 7:30 a.m. Please note that space limitations make it necessary to limit attendance at the meeting to stockholders, though each stockholder may be accompanied by one guest. Please bring photo identification, such as a driver’s license or passport, and if you hold your shares in brokerage accounts, a copy of a brokerage statement reflecting stock ownership as of the record date. Please keep in mind that cameras, recording devices and other electronic devices are not permitted at the meeting.

Whether or not you plan to attend the annual meeting, please sign, date and return the proxy card in the accompanying envelope. Your vote is important no matter how many shares you own. If you do attend the meeting and desire to vote in person, you may do so even though you have previously submitted your proxy.

Also provided with the proxy statement is Forum Energy Technologies’ 2013 Annual Report on Form 10-K, which we are distributing to our stockholders in lieu of a separate “glossy” annual report to reduce expenses.

Thank you for your continued support of and interest in Forum Energy Technologies.

Sincerely,

C. Christopher Gaut

Chairman of the Board and Chief Executive Officer

FORUM ENERGY TECHNOLOGIES, INC.

NOTICE OF 2014 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 16, 2014

The annual meeting of stockholders of Forum Energy Technologies, Inc. will be held at 8:00 a.m., Central Daylight Time, on May 16, 2014, at our offices at 920 Memorial City Way, Suite 1000, Houston, Texas 77024, for the following purposes:

Proposal 1.	To elect the three persons named in this proxy statement to serve as directors for terms of three years.

Proposal 2.	To approve, on a non-binding, advisory basis, the compensation of our named executive officers.

Proposal 3.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2014.

Attached to this notice is a proxy statement setting forth information with respect to the above items and certain other information.

The board of directors recommends that you vote as follows:

Proposal 1: “FOR ALL”;

Proposal 2: “FOR”; and

Proposal 3: “FOR”.

The board of directors has established March 21, 2014 as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting. For a period of 10 days prior to the annual meeting, a complete list of stockholders of record entitled to vote at the annual meeting will be available at our executive offices for inspection by stockholders during ordinary business hours for proper purposes.

We are utilizing the Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their stockholders over the Internet. We believe these rules allow us to provide our stockholders with the information they need, while lowering the costs of delivery. On or about the date hereof, we are mailing to our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our 2014 proxy statement and our annual report on Form 10-K for the year ended December 31, 2013. The notice provides instructions on how you can request a paper copy of these documents if you desire. Stockholders, whether or not they expect to be present at the meeting, are urged to vote their shares as promptly as possible by following the instructions in the Notice of Internet Availability of Proxy Materials. Any person giving a proxy has the power to revoke it at any time, and stockholders who are present at the meeting may withdraw their proxies and vote in person.

By order of the Board of Directors

James L. McCulloch

Secretary

April 3, 2014

920 Memorial City Way, Suite 1000

Houston, Texas 77024

ii

FORUM ENERGY TECHNOLOGIES, INC.

920 Memorial City Way, Suite 1000

Houston, Texas 77024

PROXY STATEMENT

FOR

2014 ANNUAL MEETING OF STOCKHOLDERS

This proxy statement is furnished in connection with the solicitation of proxies by our board of directors for use at the 2014 Annual Meeting of Stockholders of Forum to be held on May 16, 2014, or at any adjournment or postponement thereof, at the time and place and for the purposes specified in the accompanying notice of annual meeting.

We have elected to provide access to our proxy materials over the Internet and are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record. All stockholders will have the ability to access the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found on the Notice.

All properly executed written proxies delivered pursuant to this solicitation, and not later revoked, will be voted at the annual meeting in accordance with the instructions given in the proxy. When voting regarding the election of directors, stockholders may vote in favor of all nominees, withhold their votes as to all nominees or withhold their votes as to specific nominees. When voting regarding the approval of the compensation of our named executive officers and the ratification of the appointment of our independent registered public accounting firm, stockholders may vote for or against the proposal or may abstain from voting. Stockholders should vote their shares on the proxy card we have provided. If no choice is indicated, proxies that are signed and returned will be voted as recommended by our board of directors.

All shares of our common stock represented by properly executed and unrevoked proxies will be voted if such proxies are received in time for the meeting.

QUORUM, VOTE REQUIRED AND REVOCATION OF PROXIES

The board of directors has established March 21, 2014 as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting. As of the record date, 93,041,766 shares of common stock were outstanding. Each share of common stock is entitled to one vote upon each matter to be voted on at the meeting. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of common stock at the annual meeting is necessary to constitute a quorum.

The three nominees for director who receive the greatest number of votes cast at the meeting will be elected as directors. Cumulative voting is not permitted in the election of directors. The approval of the compensation of our named executive officers on an advisory basis and the ratification of the appointment of our independent registered public accounting firm is subject to the approval of a majority of the shares of common stock present in person or by proxy at the meeting and entitled to vote on the matter.

Brokers holding shares of our common stock must vote according to specific instructions they receive from the beneficial owners of those shares. If brokers do not receive specific instructions, brokers may in some cases vote the shares in their discretion. The New York Stock Exchange, however, precludes brokers from exercising voting discretion on certain proposals without specific instructions from the beneficial owner. Under NYSE rules, brokers holding shares in “street name” for their beneficial holder clients will have discretion to vote only on the ratification of the appointment of our independent registered public accounting firm. Brokers cannot vote on the other matters to be considered at the meeting without instructions from the beneficial owners. If you do not instruct your broker how to vote on those matters, your broker will not vote on your behalf.

Abstentions and broker non-votes are counted as present in determining whether the quorum requirement is satisfied. For purposes of determining the outcome of any question as to which the broker has indicated that it does not have discretionary authority to vote, these shares will be treated as not present with respect to that question, even though those shares are considered present for quorum purposes and may be entitled to vote on other questions. Because the three nominees for director who receive the greatest number of votes cast at the meeting will be elected as directors, abstentions and broker non-votes will not affect the outcome of the voting on the elections. Because the approval of the compensation of our named executive officers on an advisory basis and the ratification of the appointment of our independent registered public accounting firm requires the approval of a majority of the shares of common stock present in person or by proxy at the meeting and entitled to vote on the matter, abstentions will have the same effect as votes against these proposals. Broker non-votes, on the other hand, will not affect the outcome of the voting with respect to such proposals.

Any holder of our common stock has the right to revoke his or her proxy at any time prior to the voting thereof at the annual meeting by: (1) filing a written revocation with the Secretary prior to the voting of such proxy, (2) giving a duly executed proxy bearing a later date, or (3) attending the annual meeting and voting in person. Attendance by a stockholder at the annual meeting will not itself revoke his or her proxy. If you hold your shares in the name of a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or nominee in revoking your previously granted proxy.

If your properly executed proxy does not indicate how you wish to vote your common stock, the persons named on the proxy card will vote as follows:

Proposal 1: “FOR ALL”;

Proposal 2: “FOR”; and

Proposal 3: “FOR”.

COST AND METHOD OF PROXY SOLICITATION

We will bear the cost of the solicitation of proxies. In addition to solicitation by mail, our directors, officers and employees may solicit proxies from stockholders by telephone or facsimile or in person. Proxy materials will be furnished without cost to brokers, dealers and other custodian nominees and fiduciaries to forward to the beneficial owners of shares held in their names.

OUR DIRECTORS

Our board of directors is divided into three classes of directors serving staggered three-year terms. Set forth below are the names of, and certain information with respect to, our directors, including the three nominees for election to the Class II positions on our board of directors, as of March 31, 2014.

Name	Director Class	Age	Position(s)

C. Christopher Gaut	I	57	President, Chief Executive Officer, Chairman of the Board of Directors

Evelyn M. Angelle*	II	46	Director

David C. Baldwin	I	51	Director

John A. Carrig*	II	62	Director

Michael McShane	III	59	Director

Franklin Myers	I	61	Director

Terence M. O’Toole	III	55	Director

Louis A. Raspino	III	61	Director

John Schmitz	III	54	Director

Andrew L. Waite*	II	53	Director

*	Nominee for election as Class II director at the 2014 Annual Meeting of Stockholders

C. Christopher Gaut. Mr. Gaut has served as our President, Chief Executive Officer and Chairman of the board of directors since August 2010 and as one of our directors since December 2006. He served as a consultant to L.E. Simmons & Associates, Incorporated (“LESA”), the ultimate general partner of SCF-V, L.P., SCF 2012A, L.P., SCF-VI, L.P., SCF 2012B, L.P. and SCF-VII, L.P. (collectively, “SCF”), our largest stockholder, from November 2009 to August 2010. Mr. Gaut served at Halliburton Company, a leading diversified oilfield services company, as President of the Drilling and Evaluation Division and prior to that as Chief Financial Officer, from March 2003 through April 2009. From April 2009 through November 2009, Mr. Gaut was a private investor. Prior to joining Halliburton Company in 2003, Mr. Gaut was the Co-Chief Operating Officer of Ensco International, a provider of offshore contract drilling services. He also served as Ensco’s Chief Financial Officer from 1988 until 2003. Mr. Gaut is currently a member of the board of directors of Ensco plc. Mr. Gaut’s experience as our chief executive officer, previous executive leadership roles of energy companies, including as chief financial officer and co-chief operating officer; operational and financial expertise in the oil and gas business; knowledge of the demands and expectations of our customers; and service as a board member of another public company make him well qualified to serve on our board of directors.

Evelyn M. Angelle. Ms. Angelle was appointed as a director of Forum in February 2011. Since January 2014, Ms. Angelle has served as Senior Vice President—Supply Chain for Halliburton, responsible for global procurement, materials, logistics and manufacturing. From January 2011 until December 2013, Ms. Angelle was Senior Vice President and Chief Accounting Officer for Halliburton, responsible for financial reporting, planning, budgeting, financial analysis and accounting services. From January 2008 until January 2011, Ms. Angelle was Vice President, Corporate Controller and Principal Accounting Officer for Halliburton. From December 2007 until January 2008, Ms. Angelle was Vice President of Operations Finance for Halliburton, leading finance employees located around the world. From April 2005 until November 2007, she also served as Vice President of Investor Relations, overseeing Halliburton’s communications and relationships with investors and analysts. Prior to that, she was responsible for internal and external reporting of consolidated financial statements, technical accounting research and consultation and income tax accounting. Before joining Halliburton, Ms. Angelle worked for 15 years in the audit department of Ernst & Young LLP, where she specialized in serving large, multinational public companies and provided technical accounting and consultation to clients and other professionals. She is a certified public accountant in Texas and a certified management accountant. Ms. Angelle serves on the board of directors of the National Association of Manufacturers, and on the executive committees of Junior Achievement of Southeast Texas and Junior Achievement USA. The board of directors is nominating Ms. Angelle because of her professional experience and her particular knowledge in accounting, internal controls and public company disclosure compliance. In addition, she brings added judgment about investor relations and the financial management of a large organization.

David C. Baldwin. Mr. Baldwin was appointed as a director of Forum in May 2005. Mr. Baldwin is currently a Managing Director of LESA, the ultimate general partner of SCF and a private equity firm, and has held various positions since joining LESA in 1991. Prior to joining LESA, Mr. Baldwin was a drilling and production engineer with Union Pacific Resources, an independent natural gas and oil exploration and production company. Mr. Baldwin serves as a director of Rockwater Energy Solutions, Inc., a private energy services company, Beckman Production Services, Inc., a private energy services company, Oil Patch, Inc., a private energy services company, and served as a director of Complete Production Services, Inc., a provider of specialized oil and gas completion and production services. Mr. Baldwin assists the board of directors through his extensive experience in identifying strategic growth trends in the energy industry and evaluating potential transactions. Further, his service as a Managing Director of the general partner of our largest stockholder provides a valuable perspective into its insights and interests.

John A. Carrig. Mr. Carrig was appointed as a director of Forum in July 2011. He retired from ConocoPhillips on March 1, 2011, having most recently served as President and Chief Operating Officer since 2008, where he was responsible for global Exploration and Production, Refining and Marketing, Commercial, Project Development and Procurement and the Health, Safety and Environment functions. Mr. Carrig served as Executive Vice President, Finance, and Chief Financial Officer from 2002 to 2008. Prior to the merger with Conoco Inc. in 2002, Mr. Carrig was with Phillips Petroleum Company, where he was named Senior Vice President and Chief Financial Officer in 2001. In 2000, he joined Phillips’ management committee as Senior Vice President and Treasurer. From 1996 to 2000, he was Vice President and Treasurer. Mr. Carrig served as Treasurer in 1995 and Assistant Treasurer in 1994.

He joined Phillips in 1978 as a tax attorney. He has been a private investor and engaged in charitable endeavors since his retirement from ConocoPhillips. Mr. Carrig serves on the board of directors of TRC Companies Inc. and WPX Energy, Inc. The board of directors is nominating Mr. Carrig because of the length and breadth of his experience in the oil and gas industry, the perspective he brings as a result of his long service as an executive of a major public company with global reach and his strategic, financial and management acumen. In addition, Mr. Carrig brings valuable insight as a result of his long history as a customer for oilfield equipment and services.

Michael McShane. Mr. McShane was appointed as a director of Forum in September 2010. Mr. McShane also currently serves as an Operating Partner to Advent International, an international private equity fund. Mr. McShane has been a director of Spectra Energy Corp., a provider of natural gas infrastructure, since April 2008, Complete Production Services, Inc., a provider of specialized oil and gas completion and production services, from March 2007 until February 2012, Superior Energy Services, Inc., a provider of specialized oilfield services and equipment, since the completion of Superior Energy’s acquisition of Complete Production Services in February 2012, and Oasis Petroleum Inc., an exploration and production company, since May 2010. Previously, Mr. McShane served as a director and President and Chief Executive Officer of Grant Prideco, Inc., a manufacturer and supplier of oilfield drill pipe and other drill stem products, from June 2002 until April 2008, having also served as Chairman of the Board from May 2003 through April 2008. Prior to joining Grant Prideco, Mr. McShane was Senior Vice President—Finance and Chief Financial Officer and director of BJ Services Company, a provider of pressure pumping, cementing, stimulation and coiled tubing services for oil and gas operators, from 1990 to June 2002 and Vice President—Finance from 1987 to 1990 while BJ Services Company was a division of Baker Hughes Incorporated. Mr. McShane joined BJ Services Company in 1987 from Reed Tool Company, where he was employed for seven years in various financial management positions. The board of directors selected Mr. McShane because of his expansive knowledge of the oil and gas industry, as well as relationships with chief executives and other senior management at oil and natural gas companies and oilfield service companies throughout the world. He brings to the board of directors his experience as a senior leader and chief financial officer within the oilfield service industry, as well as his leadership as chairman and chief executive officer of a leading North American drill bit technology and drill pipe manufacturer. Mr. McShane also provides the board of directors with a producer perspective that is valuable in strategic discussions.

Franklin Myers. Mr. Myers was appointed as a director of Forum in September 2010 and the Lead Independent Director of the board of directors in December 2011. Mr. Myers served as Senior Advisor to Cameron International Corporation, a publicly traded provider of flow equipment products, from April 2008 through March 2009, prior to which, from 2003 through March 2008, he served as the Senior Vice President and Chief Financial Officer. From 1995 to 2003, he served as Senior Vice President and President of a division within Cooper Cameron Corporation. as well as General Counsel and Secretary. Prior to joining Cooper Cameron Corporation in 1995, Mr. Myers served as Senior Vice President and General Counsel of Baker Hughes Incorporated, and as attorney and partner at the law firm of Fulbright & Jaworski. Mr. Myers serves on the board of directors of ION Geophysical Corporation, a technology-focused seismic solutions company, Comfort Systems USA, Inc., a national heating, ventilation and cooling company, and HollyFrontier Corporation, a refining and marketing company. He also serves as Senior Advisor to Quantum Energy Partners, a Houston-based energy private equity firm. Mr. Myers also served as an operating adviser for Paine Partners, a private equity fund, from 2009 through December 2012. Mr. Myers’s extensive experience as both a financial and legal executive makes him uniquely qualified as a valuable member of our board of directors. Mr. Myers has been responsible for numerous successful finance and acquisition transactions throughout his career, and his expertise gained through those experiences has proven to be a significant resource for our board of directors. In addition, Mr. Myers’s service on boards of directors of other NYSE-listed companies enables him to observe and advise on favorable governance practices pursued by other public companies.

Terence M. O’Toole. Mr. O’Toole was appointed as a director of Forum and a member of the Nominating, Governance & Compensation Committee in connection with a private placement of our common stock to Tinicum L.P., a private equity firm (“Tinicum”), contemporaneously with the closing of our initial public offering in April 2012. Mr. O’Toole is the co-managing member of Tinicum. He has served as the co-managing member of Tinicum Capital Partners II L.P., the predecessor partnership to Tinicum, since January 2006 (together with Tinicum, the “Tinicum Partnerships”). Prior to joining the Tinicum Partnerships, Mr. O’Toole spent 21 years at Goldman, Sachs & Co., where he was a partner, a member of the investment committee and the partnership committee, and the chief operating officer of the principal investment area. Mr. O’Toole is currently a member of the board of directors of various privately held companies in which Tinicum has an investment, including Specialty Waste Partners, Inc., a waste removal company, Liberman Broadcasting, Inc., a Spanish-language broadcaster; Skyway Towers Holdings II LLC, a developer, owner and operator of wireless communications towers in the United States; EGI Holdings, LLC and Enesco LLC, U.S.-based producers of giftware and home and garden decor products; and Ashby Street Outdoor Holdings, LLC, an owner and operator of outdoor advertising structures. His experience in evaluating and completing numerous acquisitions and his extensive knowledge of financial markets make him well qualified to serve on our board of directors. In addition, Mr. O’Toole’s experience serving on the boards of directors of other companies provides him with exposure to a variety of governance practices and has proven valuable in board deliberations.

Louis A. Raspino. Mr. Raspino was elected as a director of Forum in January 2012. He was named President, Chief Executive Officer and a director of Pride International, Inc., a contract drilling company, in June 2005 and served in that capacity until its acquisition by Ensco plc in May 2011. Mr. Raspino has been a private investor since June 2011. He joined Pride International in December 2003 as Executive Vice President and Chief Financial Officer. From July 2001 until December 2003, he served as Senior Vice President, Finance and Chief Financial Officer of Grant Prideco, Inc. From February 1999 until March 2001, he held various senior financial positions, including Vice President of Finance for Halliburton Company. From October 1997 until July 1998, he was a Senior Vice President at Burlington Resources, Inc. From 1978 until its merger with Burlington Resources, Inc. in 1997, he held a variety of positions of increasing responsibility at Louisiana Land and Exploration Company, most recently as Senior Vice President, Finance and Administration and Chief Financial Officer. Mr. Raspino is also a director of Chesapeake Energy Corporation and Dresser-Rand Group Inc. Mr. Raspino’s significant experience as an executive officer of other energy companies, service as a member of other boards of directors, and his operational, strategic and financial expertise in the oil and gas business make him well qualified to serve on our board of directors.

John Schmitz. Mr. Schmitz was appointed as a director of Forum in September 2010. Mr. Schmitz currently serves as the Chairman and Chief Executive Officer of Select Energy Services, LLC, an oil and gas services company, a position he has held since January 2007. In addition, Mr. Schmitz has served as the President of HEP Oil Company from March 1992 to the present. Prior to his current involvement at Select Energy Services, LLC and HEP Oil Company, Mr. Schmitz served as the North Texas Division Manager for Complete Production Services, a provider of specialized services and products focused on helping oil and gas companies develop hydrocarbon reserves, reduce costs and enhance production. Mr. Schmitz is also the President of Sunray Capital GP, LLC, a Texas limited liability company, the general partner of Sunray LP, and President of Schmitz & Schmitz Properties, Inc., a Texas limited partnership, the general partner of B-29 Investments. Mr. Schmitz’ keen insight into emerging trends in North American shale plays and the types of equipment needed to service producers’ requirements make him well qualified to serve on our board of directors. He also has knowledge of other manufacturers’ capabilities and their reputations for quality and deliverability, providing a valuable perspective on our evaluation of potential acquisitions.

Andrew L. Waite. Mr. Waite was appointed as a director in August 2010. Mr. Waite is a Managing Director of LESA, the ultimate general partner of SCF, and has been an officer of that company since October 1995. He was previously Vice President of Simmons & Company International, where he served from August 1993 to September 1995. From 1984 to 1991, Mr. Waite held a number of engineering and project management positions with the Royal Dutch/Shell Group, an integrated energy company. Mr. Waite served on the board of directors of Complete Production Services, Inc., a provider of specialized oil and gas completion and production services, from 2005 to 2009, Hornbeck Offshore Services, Inc., a provider of marine services to exploration and production oilfield service, offshore construction and military customers, from 2000 to 2006 and Oil States International, Inc., a leading manufacturer of equipment for deepwater production facilities and subsea pipelines and a leading service provider to the oil and gas industry, from 1995 to 2006. The board of directors is nominating Mr. Waite because of his experience in identifying strategic growth trends in the energy industry and evaluating potential transactions. Further, his service as a Managing Director of LESA provides a valuable perspective into its insights and interests.

SECURITY OWNERSHIP

The following table sets forth information as of March 30, 2014 with respect to the beneficial ownership of our common stock by (1) each of our stockholders who is known by us to be a beneficial owner of more than 5% of our common stock, (2) our directors and director nominees and the persons named in the “Summary Compensation Table” below and (3) all of our current executive officers and directors as a group. Unless otherwise indicated, all of such stock is owned directly, and the indicated person or entity has sole voting and investment power.

Name and Address	Number of Shares Beneficially Owned (1)	Percent of Class
Stockholders owning 5% or more:

SCF-V, L.P. and Related Entities 600 Travis Street, Suite 6600 Houston, TX 77002 (2)	35,757,800	38.4
Directors and Nominees:

C. Christopher Gaut (3)	2,660,368	2.8

Evelyn M. Angelle	23,457	*

David C. Baldwin (2)(4)	35,772,216	38.4

John A. Carrig (5)	62,279	*

Michael McShane	69,125	*

Franklin Myers	73,111	*

Terence M. O’Toole (6)	2,681,082	2.9

Louis A. Raspino	71,142	*

John Schmitz (7)	2,157,305	2.3

Andrew L. Waite (2)(8)	35,767,579	38.4

Other Named Executive Officers:

Wendell R. Brooks	423,887	*

James W. Harris	444,897	*

James L. McCulloch	504,498	*

Pablo Mercado	50,185	*

Charles E. Jones	836,319	*

All current executive officers and directors as a group (16 persons)	45,190,638	48.6

*	Less than 1% of issued and outstanding shares of common stock.

(1)

The number of shares beneficially owned by the directors, director nominees and executive officers listed in the table includes shares that may be acquired within 60 days of March 30, 2014 by exercise of stock options is as follows: Mr. Gaut — 48,563; Mr. Brooks — 17,483; Mr. Harris — 14,615; Mr. McCulloch — 12,118; and Mr. Mercado — 6,845; and all current executive officers and directors as a group — 109,892.

(2)

SCF-V, L.P. is the direct owner of 12,048,748 shares, SCF 2012A, L.P. is the direct owner of 3,380,948 shares, SCF-VI, L.P. is the direct owner of 7,046,989 shares, SCF 2012B, L.P. is the direct owner of 1,939,232 shares and SCF-VII, L.P. is the direct owner of 11,341,883 shares. L.E. Simmons is President and sole member of the board of directors of LESA, which is the ultimate general partner of each of SCF V, L.P., SCF VI, L.P., SCF-VII, L.P., SCF 2012A, LP and SCF 2012B, LP (collectively, the “Funds”). L.E. Simmons may be deemed to beneficially own the common stock beneficially owned or deemed to be beneficially owned by the Funds and may be deemed to have voting and investment control over the securities. Mr. Simmons disclaims beneficial ownership of such shares.

(3)

Includes 323,944 shares held in trust, half of which are held for the benefit of Mr. Gaut and half of which are held for the benefit of his spouse. Mr. Gaut is the trustee of the trust which is for his benefit, and his spouse is the trustee of the trust which is for her benefit. Mr. Gaut disclaims beneficial ownership of all shares held in trust for his spouse.

(4)

Mr. Baldwin is the direct owner of 14,416 shares of restricted stock that were issued to him in connection with his service on our board of directors. Mr. Baldwin serves as a managing director of LESA and, as such, may be deemed to have voting and investment power over the shares of common stock owned by the Funds. Mr. Baldwin disclaims beneficial ownership of such shares.

(5)	Includes 18,000 shares held in trust for the benefit of Mr. Carrig’s children. Mr. Carrig serves as trustee of the trust and disclaims beneficial ownership of the shares held by the trust.

(6)

Includes 14,416 shares of restricted stock that were issued to Mr. O’Toole in connection with his service on our board of directors. In addition, Tinicum FET, LLC (“Tinicum FET”) directly owns 2,666,666 shares of common stock. The manager of Tinicum FET is Tinicum Lantern III L.L.C. (“Tinicum Lantern III”). Mr. O’Toole is a co-managing member of Tinicum Lantern III. As such, Mr. O’Toole may be deemed to have voting and investment power over Tinicum FET’s portfolio. Mr. O’Toole disclaims beneficial ownership of the shares held by Tinicum FET.

(7)

Includes 4,637 shares of restricted stock that were issued to Mr. Schmitz in connection with his service on our board of directors and 2,131,347 shares owned by B-29 Investments, LP, a Texas limited partnership (“B-29 Investments”). Mr. Schmitz is the President of Schmitz & Schmitz Properties, Inc., a Texas limited partnership, the general partner of B-29 Investments. As such, Mr. Schmitz may be deemed to have voting and investment power over the shares of common stock owned by B-29 Investments. Mr. Schmitz disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein.

(8)

Mr. Waite is the direct owner of 5,975 shares of restricted stock that were issued to him in connection with his service on our board of directors. In addition, Mr. Waite serves as a managing director of LESA and, as such, may be deemed to have voting and investment power over the shares of common stock owned by the Funds. Mr. Waite disclaims beneficial ownership of such shares.

ELECTION OF DIRECTORS

The board of directors currently comprises ten members. The ten members are divided into three classes having three members in each of Class I and II and four members in Class III. Each class is elected for a term of three years, so that the term of one class of directors expires at each annual meeting of stockholders. The term of the three current Class II directors will expire at the annual meeting. The terms of the Class III directors expire at the annual meeting of stockholders to be held in 2015, and the terms of the Class I directors expire at the annual meeting of stockholders to be held in 2016.

Nominees for Election

The board of directors, upon the recommendation of the Nominating, Governance & Compensation Committee, has nominated for submission to the stockholders Ms. Angelle and Messrs. Carrig and Waite as Class II directors for a term of three years, each to serve until the annual meeting of stockholders in 2017 or until his or her successor is elected and qualified. If any of the nominees becomes unavailable for any reason, which is not anticipated, the board of directors, in its discretion, may designate a substitute nominee. If you have filled out the accompanying proxy card, your vote will be cast for the substitute nominee. Our board of directors has determined that Ms. Angelle and Messrs. Carrig and Waite are “independent” as that term is defined by the applicable NYSE listing standards.

Vote Required and Board Recommendation

If a quorum is present at the annual meeting, the three nominees receiving the greatest number of votes cast will be elected as directors. Your board of directors unanimously recommends a vote “FOR ALL” of the aforementioned three director nominees.

CORPORATE GOVERNANCE

Board of Directors. The board of directors is responsible for oversight of our business and affairs. To assist it in carrying out its duties, the board of directors has delegated certain authority to our Audit Committee and Nominating, Governance & Compensation Committee. The board of directors also delegated, and may in the future delegate, certain authority to other committees of the board of directors from time to time. During 2013, the board of directors held four meetings. Each current director attended at least 75% of the total number of meetings of the board of directors and of the committees of the board of directors on which he or she served that were held during the term of his or her service on the board of directors and its committees. Directors are expected to attend meetings of the board of directors and meetings of committees on which they serve and to spend as much time and meet as frequently as necessary to properly discharge their responsibilities. In addition, directors are encouraged to attend annual meetings of our stockholders. All of our directors attended the annual meeting of stockholders in 2013.

Code of Conduct. Our board of directors has adopted a Code of Conduct, which sets forth the standards of behavior expected of each of our employees, officers, directors and agents. The Code of Conduct describes the responsibility of our employees, officers, directors and agents to:

•	protect our assets and customer assets;

•	foster a safe and healthy work environment;

•	deal fairly with customers and other third parties;

•	conduct international business properly;

•	report misconduct; and

•	protect employees from retaliation.

Employees, officers and directors are required to certify annually that they have read, understand and will comply with the Code of Conduct. The Code of Conduct is available on our website at www.f-e-t.com under “Corporate Governance” in the “Investors” section.

Stock Ownership Requirements. To further align the interests of the directors with the long-term interests of stockholders, our board of directors has adopted a Stock Ownership Requirements Policy that requires non-employee directors to own shares equal to five times the annual base cash retainer in effect as of January 1 of each year. Directors are expected to reach this level of target ownership within five years of joining our board of directors or February 21, 2018, whichever is later. Actual shares of stock, restricted stock, restricted stock units (including deferred stock units) and earned but unvested performance shares may be counted in satisfying the stock ownership guidelines. Shares held by Tinicum, L.P. are attributed to Tinicum’s designee to our board of directors, Mr. O’Toole. Each of our directors meets the requirements set forth in the policy. The Nominating, Governance & Compensation Committee will annually assess the policy and the director’s ownership relative to the policy and make recommendations as appropriate. In addition, as described more fully in the Compensation Discussion & Analysis section under “Other practices, policies and guidelines,” our officers are required to own specified amounts of our stock, set at a multiple of the officers’ base salary rates. Each of our executive officers satisfies the stock ownership requirements set forth in the policy.

Corporate Governance Guidelines. The board of directors has established Corporate Governance Guidelines to assist the board in the exercise of its responsibilities under applicable law and the NYSE listing standards. The guidelines provide a framework for our company’s governance and the board’s activities, covering such matters as determining director independence, director orientation and continuing education, director responsibilities, director access to independent advisers and management, annual evaluations of the board and other corporate governance practices and principles. The guidelines are available on our website at www.f-e-t.com under “Corporate Governance” in the “Investors” section.

Director Independence. It is the policy of the board of directors that a majority of the members of the board of directors and all of the members of the Audit Committee and the Nominating, Governance & Compensation Committee qualify as “independent directors” in accordance with the NYSE listing standards. In addition, it is the policy of the board of directors that all the members of the Audit Committee also satisfy the criteria for independence under applicable provisions of the U.S. Securities Exchange Act of 1934 (the “Exchange Act”) and applicable SEC rules. No director is considered independent unless the board of directors affirmatively determines that he or she has no material relationship with us, either directly or as a partner, stockholder or officer of an organization that has a relationship with us. The NYSE listing standards include objective tests that can disqualify a director from being treated as independent, as well as a subjective element, under which the board of directors must affirmatively determine that each independent director has no material relationship with us, either directly or as a partner, stockholder or officer of an organization that has a relationship with us. The board of directors considers all relevant facts and circumstances in making independence determinations.

Our board of directors has determined that all nine of our current non-management directors (Ms. Angelle and Messrs. Baldwin, Carrig, McShane, Myers, O’Toole, Raspino, Schmitz and Waite) qualify as “independent directors” in accordance with the listing standards of the NYSE and that each member of the Audit Committee and the Nominating, Governance & Compensation Committee qualifies as “independent” under the Exchange Act and applicable SEC rules.

In making its subjective determination that each such director is independent, the board of directors reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities as they may relate to our company and management. The board of directors considered the transactions in the context of the NYSE’s objective listing standards, our Corporate Governance Guidelines, the additional standards established for members of audit committees and the SEC and U.S. Internal Revenue Service standards for compensation committee members.

In connection with its determination as to the independence of Messrs. Baldwin and Waite, our board of directors considered the relationships between Forum and SCF Partners and its affiliates, our largest stockholder. In addition, in connection with its determination as to the independence of Mr. O’Toole and Mr. Schmitz, our board of directors considered the relationships between Tinicum and companies affiliated with Mr. Schmitz, respectively, and us. With respect to Tinicum, concurrently with our initial public offering, we issued 2,666,666 shares of our common stock at the public offering price less the underwriting discount in a private placement to Tinicum. In connection with Tinicum’s investment, we agreed to increase the size of our board of directors and appoint the person designated by Tinicum, Mr. O’Toole, to the vacancy. We also agreed to take such actions as are necessary to cause the Tinicum designee to serve until our annual meeting of stockholders in 2015 as a Class III director and to serve on the Nominating, Governance & Compensation Committee of our board of directors. Once the Tinicum designee has served a term on the board of directors, we have no further obligations to appoint or otherwise nominate a designee of Tinicum to the board of directors. In connection with the private placement, Tinicum obtained piggyback registration rights described below with respect to SCF. For a description of the agreements and transactions between us and each of SCF Partners and its affiliates and Mr. Schmitz, please see “Conflicts of Interest and Related Person Transactions.” Our board of directors believes that these transactions and relationships do not adversely affect Messrs. Baldwin’s, O’Toole’s, Schmitz’s or Waite’s ability or willingness to act in the best interests of Forum and its shareholders or otherwise compromise each such director’s independence. None of our directors serves as a director, executive officer or employee of a non-profit organization to which we made payments or contributions in excess of $7,500 over the last three fiscal years.

Separation of Chairman and CEO Roles. Our bylaws give the board of directors the flexibility to determine whether the roles of Chairman and Chief Executive Officer should be combined or separate. Our board of directors has chosen to combine the roles of Chief Executive Officer and Chairman of the Board, both of which are held by Mr. Gaut. The board of directors believes that having Mr. Gaut fill both roles remains the best leadership structure for us at this time. During periods in which the offices of Chairman and Chief Executive Officer are combined, our Corporate Governance Guidelines provide that there shall be a Lead Independent Director. Mr. Myers is our Lead Independent Director. As Lead Independent Director, he presides over the executive sessions of the independent and non-management directors. Except for Mr. Gaut, the board of directors is composed of independent directors.

Executive Sessions. The non-management directors meet regularly in executive session without management participation after regularly scheduled board meetings. In addition, our Corporate Governance Guidelines provide that, if the group of non-management directors includes a director who is not independent under NYSE listing standards, the independent directors will meet in executive session at least once annually. Currently, the director who presides at these meetings is the Lead Independent Director. Our Corporate Governance Guidelines provide that, if the Lead Independent Director ceases to be independent, then the presiding director will be chosen by a vote of the non-management directors or independent directors, as the case may be.

Board’s Role in Risk Oversight. Our board of directors is actively involved in oversight of risks that could affect us. This oversight function is conducted primarily through committees of our board of directors, but the full board of directors retains responsibility for general oversight of risks. The Audit Committee is charged with oversight of our system of internal controls and risks relating to financial reporting, legal, regulatory and accounting compliance. Our board of directors satisfies its oversight responsibility through full reports from the Audit Committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within us. In addition, we have internal audit systems in place to review adherence to policies and procedures, which are supported by a separate internal audit department.

Accounting and Auditing Concerns. The Audit Committee has established procedures to receive, retain and treat complaints regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

Communication with the Board. Stockholders and other interested parties may make their concerns known confidentially to the board of directors or the non-management directors by submitting a communication in an envelope addressed to the “Board of Directors,” a specifically named non-management director or the “Non-Management Directors” as a group, in care of the Secretary. All such communications will be conveyed, as applicable, to the full board of directors, the specified non-management director or the non-management directors as a group.

Organization of the Committees of the Board of Directors

Nominating, Governance & Compensation Committee. The Nominating, Governance & Compensation Committee currently consists of Michael McShane (Chairperson), John A. Carrig, Terence M. O’Toole and Louis A. Raspino. Each of the committee members is a “non-employee director” as defined under Rule 16b-3 of the Exchange Act and an “outside director” as defined in section 162(m) of the Internal Revenue Code of 1986. The purposes of the Nominating, Governance & Compensation Committee are, among others, to:

•	Advise the board of directors and make recommendations regarding appropriate corporate governance practices and assist the board of directors in implementing those practices;

•	Assist the board of directors by identifying individuals qualified to become members of the board of directors, and recommending director nominees to the board of directors;

•	Advise the board of directors about the appropriate composition of the board of directors and its committees;

•	Review, evaluate and approve our agreements, plans, policies and programs to compensate our corporate officers and directors;

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Review and discuss with our management the compensation discussion and analysis included in this proxy statement and to determine whether to recommend to the board of directors that compensation discussion and analysis be included in this proxy statement, in accordance with applicable rules and regulations; and

•	Perform such other functions as the board of directors may assign to the committee from time to time.

The committee held four meetings during 2013. The board of directors has adopted a written charter for the Nominating, Governance & Compensation Committee, which is available on our website at www.f-e-t.com as described above.

Although the board of directors does not have a formal diversity policy, the Nominating, Governance & Compensation Committee, when assessing the qualifications of prospective nominees to the board of directors, considers diversity in its broadest sense, including persons diverse in perspectives, personal and professional experiences, geography, gender, race and ethnicity. This process has resulted in a board that is comprised of highly qualified directors that reflect diversity as we define it.

Each nominee’s personal and professional integrity, experience, skills, ability and willingness to devote the time and effort necessary to be an effective board member, and commitment to acting in the best interests of our company and our stockholders, are also factors. The board of directors does not select director nominees on the basis of race, color, gender, national origin, citizenship, marital status or religious affiliation.

The Nominating, Governance & Compensation Committee will consider director candidates recommended by stockholders. If a stockholder wishes to recommend a director for nomination by the committee, the stockholder should submit the recommendation in writing to the Chairperson, Nominating, Governance & Compensation Committee, in care of the Secretary, Forum Energy Technologies, Inc., 920 Memorial City Way, Suite 1000, Houston, Texas 77024. The recommendation should contain the following information:

•	The name, age, business address and residence address of the nominee and the name and address of the stockholder making the nomination;

•	The principal occupation or employment of the nominee;

•	The number of shares of each class or series of our capital stock beneficially owned by the nominee and the stockholder and the period for which those shares have been owned; and

•	Any other information the stockholder may deem relevant to the committee’s evaluation.

Candidates recommended by stockholders are evaluated on the same basis as candidates recommended by our directors, executive officers, third-party search firms or other sources.

Audit Committee. The Audit Committee currently consists of Ms. Evelyn M. Angelle (Chairperson) and Messrs. Franklin Myers and John Schmitz. The board of directors has determined that Ms. Angelle is an “audit committee financial expert” as defined by applicable SEC rules. The committee’s purposes are to assist the board of directors with overseeing:

•	The integrity of our financial statements;

•	Our compliance with legal and regulatory requirements;

•	The qualifications, independence and performance of our independent auditors; and

•	The effectiveness and performance of our internal audit function.

The committee held eight meetings during 2013. The board of directors has adopted a written charter for the Audit Committee, which is available on our website at www.f-e-t.com as described above.

Compensation Committee Interlocks and Insider Participation. During the fiscal year ended December 31, 2013, none of our executive officers served as (1) a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our Nominating, Governance & Compensation Committee, (2) a director of another entity, one of whose executive officers served on our Nominating, Governance & Compensation Committee or (3) a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as one of our directors. In addition, none of the members of our Nominating, Governance & Compensation Committee (1) was an officer or employee of us during 2013, (2) was formerly an officer of us, or (3) had any relationship requiring disclosure under any paragraph of Item 404 of Regulation S-K.

CONFLICTS OF INTEREST AND RELATED PERSON TRANSACTIONS

Procedures for approval of related person transactions

A “related person transaction” is a transaction, arrangement or relationship in which we or any of our subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “related person” means:

•	any person who is, or at any time during the applicable period was, one of our executive officers or one of our directors;

•	any person who is known by us to be the beneficial owner of more than 5% of our common stock;

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any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, executive officer or a beneficial owner of more than 5% of our common stock and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5% of our common stock; and

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any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest.

Our board of directors has adopted a written related person transactions policy, pursuant to which the Audit Committee reviews all material facts of all related person transactions and either approves or disapproves entry into the transaction, subject to certain limited exceptions. In determining whether to approve or disapprove entry into a related party transaction, the Audit Committee takes into account, among other factors, the following: (1) whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances, (2) the extent of the related person’s interest in the transaction and (3) whether the transaction is material to us.

The Combination

On August 2, 2010, Forum Oilfield Technologies, Inc., (“FOT”), Global Flow Technologies, Inc. (“Global Flow”), Triton Group Holdings, LLC (“Triton”), Allied Production Services, Inc. (“Allied”) and Subsea Services International, Inc. (“Subsea”) combined to form Forum Energy Technologies, Inc. in a transaction we refer to as the “Combination.” Prior to the Combination, SCF Partners, through two of its private equity funds, controlled a majority of the voting interests in each of FOT, Global Flow, Triton and Subsea. SCF Partners also held a controlling position with respect to Allied by virtue of its ownership of a substantial portion of Allied’s issued and outstanding common stock and its contractual right to fill a majority of the directors’ seats comprising the Allied board of directors.

One of the companies that merged into us in connection with the Combination had a subsidiary with potential exposure to asbestos liability. Pursuant to the Combination Agreement that effected the Combination (the “Combination Agreement”), certificates representing 976,615 shares of our common stock in the aggregate that would otherwise have been issued to the shareholders of the entity with litigation exposure, including SCF Partners, at the time of the Combination (the “Escrow Stockholders”) are currently held in escrow pending determination of our subsidiary’s future asbestos liability exposure. At any time prior to the Escrow Termination Date (as defined in the Combination Agreement and described below), we may elect to disburse all or any portion of the shares of our common stock held in escrow to the Escrow Stockholders. In addition, we may deliver at any time prior to the date that is 120 days prior to August 2, 2014, an irrevocable written notice, indicating our intent to engage a valuation firm to prepare a final valuation report, in which case the process of disbursing and/or retaining the shares of common stock held in escrow, as provided for in the Combination Agreement, will begin.

On the Escrow Termination Date, we will disburse to each Escrow Stockholder such pro rata portion of the shares of common stock held in escrow on the Escrow Termination Date, minus an amount of escrow shares having an aggregate fair market value as of the time the escrow termination materials are delivered equal to such Escrow Stockholder’s pro rata portion of the Indemnification Amount (as defined in the Combination Agreement, and which generally relates to any increase in the overall anticipated future discounted costs our subsidiary expects to incur in defending the asbestos litigation following the Escrow Termination Date relative to the overall anticipated future discounted costs our subsidiary expected to incur in connection with such defense at the time of the Combination) (if any). Under the terms of the Combination Agreement, each Escrow Stockholder has the ability to elect to fund its pro rata portion of any Indemnification Amount in cash or using the shares of our common stock held in escrow. Thereafter, (i) the Escrow Stockholders will possess such disbursed shares of our common stock (if any), and will have no further obligation to us with respect thereto, and (ii) we will retain all of the remaining shares (if any), and will have no further obligation to any Escrow Stockholder with respect thereto. The Escrow Stockholders will owe no obligation to us for any Indemnification Amount in excess of the value of the shares of common stock held in escrow.

The Combination Agreement defines the Escrow Termination Date as the earlier of (i) the date the Indemnification Amount (as defined in the Combination Agreement) is determined to be zero in accordance with the terms of the Combination Agreement, (ii) the date of consummation of a transaction that results in a change of control or (iii) August 2, 2014 or, if a Dispute Notice (as defined in the Combination Agreement) is delivered, in lieu of such date, the date that the arbitrating accountant delivers its final written decisions regarding such dispute.

SCF Registration Rights Agreement

Demand Registration Rights. Under the Registration Rights Agreement dated August 2, 2010 we entered into with SCF (the “Registration Rights Agreement”), SCF has the right to demand on five occasions that we register with the SEC all or any portion of SCF’s Registrable Securities (as such term is defined in the Registration Rights Agreement) so long as the Registrable Securities proposed to be sold on an individual registration statement have an aggregate gross offering price of at least $20 million (or at least $10 million if we are then eligible to register such sale on a Form S-3 registration statement (or any comparable or successor form) (a “Demand Registration”). Holders of SCF’s Registrable Securities may not require us to effect more than one Demand Registration in any six-month period. After such time that we become eligible to use Form S-3 (or comparable form) for the registration under the U.S. Securities Act of 1933 (the “Securities Act”) of any of our securities, any demand request by SCF with a reasonably anticipated aggregate offering price of $100 million may be for a “shelf” registration statement pursuant to Rule 415 under the Securities Act; provided that any such “shelf” registration statement demand request will count as two demand requests.

Pursuant to the Registration Rights Agreement and a Demand Registration made by SCF in September 2013, a secondary offering on behalf of SCF of six million shares of our common stock was completed on November 13, 2013. We did not sell shares of common stock, receive proceeds, or pay any underwriting commissions in connection with the secondary offering.

Piggyback Registration Rights. If we propose to file a registration statement under the Securities Act, relating to an offering of our common stock (other than a registration statement filed relating to securities offered in connection with benefit plans or acquisitions or any registration statement filed in connection with an exchange offer or offering solely to our stockholders), holders of Registrable Securities can request that we include in such registration, and any related underwriting, all or a portion of their Registrable Securities.

Holdback Agreements. Each holder of Registrable Securities is subject to certain lock-up provisions that restrict transfer during the period beginning 14 days prior to, and continuing for a period not to exceed 90 days for any underwritten public offering of our equity securities, except as part of such registration (subject to an extension of such lock-up period in certain circumstances).

Registration Procedures and Expenses. The Registration Rights Agreement contains customary procedures relating to underwritten offerings and the filing of registration statements. We have agreed to pay all registration expenses incurred in connection with any registration. All underwriting discounts and selling commissions and stock transfer taxes applicable to securities registered by holders and fees of counsel to any such holder (other than as described above) will be payable by holders of Registrable Securities. Pursuant to the terms of the Registration Rights Agreement, we paid expenses of approximately $600,000 associated with the secondary offering of 6,000,000 shares by SCF in 2013.

Indemnification and Contribution. The Registration Rights Agreement also contains customary indemnification and contribution provisions by us for the benefit of holders participating in any registration. Each holder participating in any registration agrees to indemnify us in respect of information provided by such holder to us for use in connection with such registration; provided that such indemnification will be limited to the net proceeds actually received by such indemnifying holder from the sale of Registrable Securities.

Transactions with our significant stockholders, directors and officers

During 2013, a subsidiary of Forum sold and rented certain products and equipment to Nine Energy Service, Inc. and Nautronix in an amount totaling approximately $2.1 million and $1.3 million, respectively. Messrs. David C. Baldwin and Andrew L. Waite, members of our board of directors, through their position as a managing director of LESA may be deemed to be an indirect beneficial owner of each of Nine Energy Service and Nautronix. These sales were made based on arms-length terms between the parties and represent less than 1%, 1% and 5% of the consolidated gross revenues for 2013 for Forum, Nine Energy Service, and Nautronix, respectively.

Also during 2013, a subsidiary of Forum made aggregate lease payments to Mesa Real Estate Partners, LP for manufacturing facilities in Logan County, Oklahoma and Cooke County, Texas for approximately $0.9 million. Mr. John Schmitz, a member of our board of directors, is a partner in Mesa Real Estate Partners, LP. These payments represent less than 1% and 4% of the consolidated gross revenues for 2013 for Forum and Mesa Real Estate Partners, LP, respectively. The leases were entered into in 2011 on standard terms and conditions, and Mr. Schmitz did not have any involvement in negotiating the terms of the lease nor interest in the transaction, except to the extent of his pro rata interest as a partner of Mesa Real Estate Partners, LP. In addition, a subsidiary of Forum purchased products from and sold equipment to Bell Supply during 2013 in an amount totaling approximately $5.4 million and $0.02 million, respectively. Mr. Schmitz is the Chairman of the Board of Managers of Synergy Energy Holdings, LLC, Bell Supply’s parent. These purchases were made on arms-length terms between the parties and represent less than 1% and 3% of the consolidated gross revenues for 2013 for Forum and Bell Supply, respectively. A subsidiary of Forum also obtained construction and architectural services from Mages Group, LLC during 2013 totaling approximately $0.25 million. Mr. Schmitz is the President of Mages Group, LLC. These services were provided based on arms-length terms between the parties and represent less than 1% and 2% of the consolidated gross revenues for 2013 for Forum and Mages Group, LLC, respectively. We also had sales of Flow Equipment products for an aggregate amount of $1.1 million to Select Energy Services, LLC. Select Energy Services, LLC is an affiliate of B-29 Investments, L.P. Mr. Schmitz is the Chairman and Chief Executive Officer of the ultimate parent of B-29 Investments, LP. These sales were made in arms-length terms between the parties and represent less than 1% of the consolidated gross revenues for 2013 for both Forum and Select Energy Services, LLC.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors and beneficial owners of more than ten percent of any class of equity securities to file initial reports of ownership and reports of changes in ownership of our common stock with the SEC and, pursuant to rules promulgated under Section 16(a), such individuals are required to furnish us with copies of Section 16(a) reports they file. Based solely on a review of the copies of such reports furnished to us during the year ended December 31, 2013 and written representations from our officers and directors, all Section 16(a) reports applicable to our officers and directors and any beneficial owners of ten percent or more of a class of equity securities were filed on a timely basis except that an amendment to a timely filed Form 4 was made with respect to a sale of 31,450 shares by James W. Harris to reflect the broker-assisted cashless exercise of options underlying such sale.

COMPENSATION DISCUSSION AND ANALYSIS

This compensation discussion and analysis, or CD&A, provides information about our compensation objectives and policies for the executives who served as our principal executive officer, our principal financial officer, each of the next three most highly compensated executive officers who were serving as executive officers on December 31, 2013, and one former executive officer who separated from our company in 2013, and is intended to place in perspective the information contained in the executive compensation tables that follow this discussion. This CD&A provides a general description of our compensation program and specific information about its various components.

Throughout this discussion, the following individuals are referred to as the “Named Executive Officers” or “NEOs” and are included in the Summary Compensation Table:

•	C. Christopher Gaut—President, Chief Executive Officer and Chairman of the Board
•	James W. Harris—Senior Vice President and Chief Financial Officer
•	Wendell R. Brooks—Executive Vice President; President, Production & Infrastructure
•	James L. McCulloch—Senior Vice President, General Counsel and Secretary
•	Pablo Mercado – Vice President, Corporate Strategy and Treasurer

Executive Summary

We have adopted an executive compensation program that is designed to align the interests of our executives with those of our stockholders and retain and motivate executives who serve our stockholders’ interests. In addition to holding management accountable for accomplishing financial results, we insist on the highest standards of ethical conduct and operational safety, which we believe will position us for long-term success. Some of our business, compensation, and governance related highlights from 2013 include:

2013 Business Highlights

In furtherance of our strategic corporate plan, in 2013 we accomplished the following under the direction of management:

•	Record annual revenue of $1.5 billion for 2013, an 8% increase from 2012, with five of our six product lines increasing revenue as compared to 2012;
•	Stock price increase of approximately 14 percent;
•	Exceeded our overall consolidated target safety performance goal;
•	Generated cash flow from operating activities of $211.4 million and free cash flow after capital expenditures, but before acquisitions, of $152 million; and
•	Completed two acquisitions and an investment in a joint venture for aggregate cash consideration of approximately $230 million.

Free cash flow, a non-GAAP financial measure, is defined as net income, increased by non-cash charges included in net income (e.g., depreciation and amortization and deferred income taxes), increased or decreased by changes in net working capital, less capital expenditures for property and equipment net of proceeds from sale of property and equipment and other, plus the payment of contingent consideration included in operating activities. Management believes free cash flow is an important measure because it encompasses both profitability and capital management in evaluating results. A reconciliation of free cash flow, before acquisitions, to cash flow from operating activities is as follows (in millions):

Year ended December 31, 2013

Cash flow from operating activities	$211.4

Payment of contingent consideration included in operating activities	—

Capital expenditures for property and equipment	(60.3)

Proceeds from sale of property and equipment and other	1.0

Free cash flow, before acquisitions	$152.1

2013 Compensation Highlights

With respect to our 2013 compensation programs, we took several key actions impacting our NEOs, including the following:

•	Increased base salaries of our NEOs by an average of 4%. Our Chief Executive Officer (“CEO”), however, did not receive an increase to his base salary;
•	Established challenging 2013 cash incentive plan performance objectives;
•	In addition to our operating income and safety performance measures, added a metric to our 2013 bonus plan based on working capital efficiency;
•	Cash incentive award payments ranged from 23% to 35% of target based on our exceeding the threshold amount of operating income, and the target amount for working capital and safety; and
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Added to our mix of long-term equity grants, performance shares that are based on our total shareholder return (“TSR”) performance relative to our performance peer group. We ranked sixth among our peers with TSR performance of 10.3%. This resulted in a 0.75 multiple being applied to the target payout for the initial one-third tranche of the 2013 performance award.

Advisory Vote on Executive Compensation and Shareholder Outreach

At our 2013 annual meeting of stockholders, we received 69,309,848 votes in favor of our executive compensation program, 14,285,611 votes in opposition, and 3,870 abstentions, for total support of 82.9%. The Committee believes this affirms shareholders’ support of the Company’s approach to executive compensation.

Before and after our 2013 vote, we received feedback from shareholder advisory groups as well as a number of our shareholders regarding our executive compensation programs and practices. It was apparent that the most significant issue related to certain excise tax gross-up provisions in the employment agreements of our NEOs, even though they were entered into prior to our IPO and time limited. The gross-up provisions were included to limit the tax exposure that our senior management could have for a short period of time. Since this tax exposure decreases over time, we included a sunset provision in each contract, such that all contracted excise tax gross-up provisions will lapse in December 2014. Further, we have elected not to include excise tax gross-up provisions in employment agreements on a going-forward basis.

Governance Highlights

Our pay practices emphasize good governance and market practice. To this end:

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Performance-Based Compensation: For 2013, approximately 58% of total Named Executive Officer pay was subject to achievement of specific performance criteria (our annual bonus program, stock options and our recently introduced performance based share awards).

•	Perquisites: We do not provide any perquisites to our NEOs that are not also offered to all employees of the company.
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Risk Assessment: We conducted a comprehensive risk assessment of our compensation programs and believe that they are structured in a manner to motivate strong performance without encouraging excessive and unnecessary risk-taking. The details of this risk assessment can be found in the section of this Proxy Statement titled “—Other Practices, Policies and Guidelines – Risk Assessment.”

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Stock Ownership Requirements: Our board of directors has adopted a Stock Ownership Requirements Policy. The policy’s requirements are designed to align the interests of our NEOs with those of our stockholders by ensuring that our NEOs have a meaningful financial stake in the company. As of January 1, 2014, all of our NEOs were in compliance with the requirements set forth in the policy.

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Clawbacks: Recoupment provisions are included in our non-equity incentive awards to our NEOs and executive officers of the company, which provide that NEO incentive compensation is subject to clawback as may be required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, or any other SEC guidelines.

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Anti-Hedging/Pledging: We have an Insider Trading Policy that specifically prohibits directors, officers and employees, including our NEOs, from entering into any hedging type transactions in our stock or pledging our stock. We confirm on an annual basis that our officers and directors do not hold shares subject to a pledging arrangement and that they are not a party to contracts that are designed to hedge or offset a decrease in the value of the Company’s securities they beneficially own.

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Independent Compensation Consultant: Our Nominating, Governance and Compensation Committee (the “Committee”) engages an independent advisor on topics related to board of director and executive compensation.

Key Components of our Compensation Philosophy

Our overall compensation philosophy is to provide competitive pay to our executives that rewards strong corporate performance. Our philosophy with respect to cash compensation is that target total cash should be at or near the market median. Base salaries will typically be set below the market median while our annual incentive award targets are designed to be above the market median. The result of this design is to provide our executives the opportunity to earn cash compensation at or near the market median in a year in which our performance has met our target goals. We believe that this philosophy provides a strong incentive for our executives to achieve our annual corporate goals.

In granting our annual equity awards, we consider the competitive market level for awards, as well as individual and corporate performance, when determining the appropriate amount of equity to grant to each NEO. We believe that long-term compensation should account for a significant portion of total compensation. Our objective is to continue to be a high growth, high performing oilfield products company and we therefore link a significant portion of our executives’ compensation to the long-term interests of our stockholders. To enhance this strong link to our executives’ total compensation potential, we granted performance-based shares for the first time in 2013, using TSR as our measure. We anticipate that the capital accumulation opportunities resulting from our long-term grants will be at or above the market median and will represent a significant portion of total compensation to each NEO.

Overall, our compensation program is designed to pay our executives near the market median in a target performance year and reward them with higher than median total compensation in years of superior performance relative to both our internal performance metrics and our direct competitors. This compensation philosophy is intended to allow us to attract and retain executives who will be committed to our strategic corporate plan.

Elements of Our Executive Compensation Program

Our compensation and benefits programs consist of the following components:

Elements	Objectives
Base Salary A fixed annual cash salary paid to the executive	Provide a competitive fixed payment to the executive for their service, set at a reasonable level that allows us to attract and retain top talent

Annual Cash Incentive Opportunity

The ability to earn a cash bonus, payable following the end of the year, based upon our achievement of established operating income, working capital efficiency and safety performance objectives set for the year

Align the compensation of executives with our annual financial and non-financial performance and achievement of operating income, working capital efficiency and safety performance objectives

Reward the executive for achievement of company and division performance objectives for the year, as applicable

Equity Grants (composed of three elements)

Performance Shares vesting in the form of common stock based upon the achievement of relative TSR targets over a one, two, and three year performance period

Stock Options vesting equally over four-years and granted with an exercise price equal to the fair market value of the common stock on the grant date

Restricted Stock Units vesting equally over four-years

Align the compensation of executives with our financial performance and the value delivered to shareholders over the long-term

Provide strong retention value to retain executives in the service of our company over the long-term, and keep executives focused on the delivery of financial performance and increases in shareholder value

Reward for increases in stock price over the long-term

Employee Benefits Includes medical coverage and retirement benefits	Provide benefits that are competitive and enable us to attract and retain top executive talent

Compensation Methodology and Process

Role of Management in Setting Compensation

Our CEO is consulted in the Committee’s determination of compensation matters related to the executive officers reporting directly to the CEO. Each year, the CEO makes recommendations to the Committee regarding such components as salary adjustments, target annual incentive opportunities and the value of long-term incentive awards. In making his recommendations, the CEO considers such components as experience level, individual performance, overall contribution to company performance and market data for similar positions. The Committee takes the CEO’s recommendations under advisement, but the Committee makes all final decisions regarding such individual compensation. Our CEO’s compensation is reviewed and discussed by the Committee, which then makes recommendations regarding his compensation to the independent members of our board of directors, led by the Lead Independent Director. Our board of directors ultimately makes decisions regarding the CEO’s compensation.

Our CEO attends Committee meetings as necessary. He is excused from any meeting when the Committee deems it advisable to meet in executive session or when the Committee meets to discuss items that would impact the CEO’s compensation. The Committee may also consult other employees, including the remaining Named Executive Officers, when making compensation decisions, but the Committee is under no obligation to involve the Named Executive Officers in its decision-making process.

Role of the Compensation Committee in Setting Compensation

The Committee is, under its charter, responsible for designing, implementing and administering our executive compensation programs and, in doing so, the Committee is guided by the compensation philosophy stated above. Our 2013 Committee was composed of Messrs. McShane (Chairperson), Carrig, O’Toole and Raspino.

On an annual basis the Committee reviews and approves total compensation for our executive officers, and recommends CEO compensation to the independent members of our board of directors, through a process including:

•	Selecting and engaging an external, independent consultant;
•	Reviewing and selecting companies to be included in our peer group;
•	Reviewing market data on all major elements of executive compensation; and
•	Reviewing performance results against operating plans and incentive plan targets.

A complete listing of our Committee’s responsibilities is included in the Committee’s charter, which is available for review on our corporate website at www.f-e-t.com.

Role of the Compensation Consultant in Setting Compensation

The Committee has engaged the services of Pearl Meyer & Partners, LLC (“PM&P”) as its independent executive compensation consultant. PM&P operates exclusively as a compensation consultant and has more than twenty years of experience as an organization. Many of its senior consultants have experience of longer than thirty years. It serves a large number of companies and compensation committees in the energy industry, and as a result it maintains an extensive compensation database that it uses to supplement information obtained from publicly available sources. Certain of the Committee members have worked with representatives of PM&P in the past and valued the firm’s collective knowledge and capabilities, and its ability to develop compensation programs that incentivize executives and align performance with company strategies and shareholders’ interests. The Committee selected PM&P on the basis of its reputation, capabilities and experience.

PM&P’s current role is to advise the Committee on matters relating to executive compensation to help guide, develop and implement our executive compensation programs. PM&P reports directly to the Committee and any requests management may have of PM&P throughout the course of its engagement must be approved by the Committee before any work is undertaken. PM&P may perform work for Forum outside of the scope of its engagement by the Committee, but the Committee reviews and approves all such assignments to ensure that the independence of its compensation consultant is not compromised. The Committee regularly reviews the services provided by its outside consultants and believes that PM&P is independent in providing executive compensation consulting services. The Committee conducted a specific review of its relationship with PM&P in 2013 and determined that PM&P’s work for the Committee did not raise any conflicts of interest, consistent with the guidance provided under the Dodd-Frank Act, and by the SEC and the NYSE. In making this determination, the Committee noted that during 2013:

•

PM&P did not provide any services to the Company or management other than services requested by or with the approval of the Committee, and its services were limited to executive and director compensation consulting;

•	The Committee meets regularly in executive session with PM&P outside the presence of management;
•	PM&P maintains a conflicts policy, which was provided to the Committee with specific policies and procedures designed to ensure independence;

•	Fees paid to PM&P by Forum during 2013 were less than 1% of PM&P’s total revenue;
•	None of the PM&P consultants working on matters with us had any business or personal relationship with Committee members (other than in connection with working on matters with us);
•	None of the PM&P consultants working on matters with us (or any consultants at PM&P) had any business or personal relationship with any of our executive officers; and
•	None of the PM&P consultants working on matters with us own shares of our common stock.

The Committee continues to monitor the independence of its compensation consultant on a periodic basis.

Comparator Compensation Peer Group

We have developed a comparator compensation peer group, which is composed of specific peer companies within the energy industry. Our peer group was developed with the assistance of PM&P and is used to analyze our NEO compensation levels and overall program design. This compensation peer group is used to determine direct market levels of the main elements of executive compensation (base salary, annual incentives, long-term incentives, as well as total direct compensation). The peer group is also used to gauge industry practices regarding the structure and mechanics of annual and long-term incentive plans, employment agreements, severance and change in control policies and employee benefits. The composition of the peer group is reviewed by the Committee on an annual basis to ensure that we have and maintain an appropriate group of comparator companies. One member of the compensation peer group, Lufkin Industries, was acquired during 2013 and was removed from the peer group.

Criteria for selecting peer companies for compensation benchmarking is based on a number of factors. The peer companies selected should reflect an optimum mix of the criteria listed below in their relative order of importance:

Competitive market:

•	Competing Talent—companies with executive talent similar to that valued by us;
•	Direct Competitors—companies in the same or similar industry sector for products or services; and
•	Competing Industry—companies in the same general industry sector having similar talent pools.

Size and demographics:

•	Firms with competitive posture that are generally similar in revenue or market cap size and whose median revenue for the group approximates our revenue;
•	Firms with a competitive posture and comparable area of operations;
•	Firms in the same or similar competitive posture that experience similar market cycles; and
•	Firms that serve the same sector of the industry.

The Committee, based on PM&P’s analysis and our internal analysis, determined to use the following peer group of 16 companies to evaluate and compare our compensation practices in 2013:

Ticker	2013 Compensation Peer Companies	Primary SIC Description
ATW	Atwood Oceanics Inc.	Drilling Oil & Gas Wells
BAS	Basic Energy Services Inc.	Oil & Gas Field Services, Nec
BRS	Bristow Group Inc.	Air Transport, Nonscheduled
CLB	Core Laboratories NV	Oil & Gas Field Services, Nec
DRC	Dresser-Rand Group Inc.	Engines & Turbines
HLX	Helix Energy Solutions Group Inc	Oil & Gas Field Services, Nec
KEG	Key Energy Services Inc.	Drilling Oil & Gas Wells
LUFK	Lufkin Industries Inc. (1)	Oil & Gas Field Machy, Equip
OII	Oceaneering International Inc.	Oil & Gas Field Services, Nec
PKD	Parker Drilling Company	Drilling Oil & Gas Wells
PTEN	Patterson-UTI Energy Inc.	Drilling Oil & Gas Wells
RBN	Robbins & Myers Inc.	Oil & Gas Field Machy, Equip
RDC	Rowan Companies plc	Drilling Oil & Gas Wells
CKH	SEACOR Holdings Inc	Deep Sea Frn Trans-Freight
SPN	Superior Energy Services Inc.	Oil & Gas Field Services, Nec
TDW	Tidewater Inc.	Water Transportation
(1)	Lufkin Industries was acquired and was removed from the compensation peer group during 2013.

Compensation Peer Group Revenue Summary ($ millions)	25th Percentile	$1,069.3
	Median	$1,357.6
	Average	$1,778.7
	75th Percentile	$1,872.8

Performance Peer Group

We have also developed a performance peer group with the assistance of PM&P. The performance peer group is only used to determine payouts for our performance share awards by measuring our TSR relative to that of the performance peer group. The composition of the performance peer group will also be reviewed by the Committee on an annual basis to ensure that we have and maintain an appropriate group of companies.

The performance peer selections were primarily based on who we believe are our most direct competitors - those companies who are in the same industry sector and compete with us in regards to the products or services we offer.

Ticker	2013 Performance Peer Companies	Primary SIC Description
CAM	Cameron International Corp	Oil & Gas Field Machinery, Equip
DRC	Dresser-Rand Group Inc.	Engines & Turbines
DRQ	Dril-Quip Inc.	Oil & Gas Field Machinery, Equip
EXH	Exterran Holdings Inc.	Oil & Gas Field Machinery, Equip
FTI	FMC Technologies Inc.	Oil & Gas Field Machinery, Equip
LUFK	Lufkin Industries Inc. (1)	Oil & Gas Field Machinery, Equip
NOV	National Oilwell Varco Inc.	Oil & Gas Field Machinery, Equip
OII	Oceaneering International Inc.	Oil & Gas Field Services
(1)	Lufkin Industries was acquired and was removed from the performance peer group during 2013.

Role of Market Data

PM&P uses compensation data gathered from the compensation peer group as well as supplemental data from published market surveys to benchmark our executive compensation. The supplemental survey data allow the Committee to consider compensation levels through the broader energy industry compared to the oilfield services industry focused data of the peer group. Survey data also provide market norms for executive positions, which may not be reported as named executive officers in the peer group data.

Our review of market data focuses on the main elements of executive compensation: base salary, annual incentive opportunity, long-term compensation, and total direct compensation. The graphic below defines the data we consider:

We review both target and actual compensation paid, but our primary focus is on target because we want to provide our executives with the opportunity to earn competitive levels of compensation. How our plans ultimately pay out is contingent upon management’s performance.

The Committee periodically commissions PM&P to conduct a market-based compensation study. The most recent study used in connection with the determination of total compensation in 2013 was completed in November 2012 and reviewed again in February 2013. That study indicated that our NEO base salaries are below the market median while target total cash and target total direct compensation are approximately equal to the market median.

Elements of Compensation for our Named Executive Officers

Base Salary

Base salary is the fixed annual compensation we pay to each Named Executive Officer for performing specific job responsibilities and is based on the executive’s experience and requisite skills. It represents the minimum income a Named Executive Officer may receive in any year. Base salaries are determined for each Named Executive Officer based on the executive’s position and responsibility. We review the base salaries for each Named Executive Officer annually as well as at the time of any promotion or significant change in job responsibilities. In connection with each review, we also consider individual and company performance over the course of that year. The employment agreements we maintain with the Named Executive Officers (described in greater detail below) provide that base salaries will generally not be reduced during the annual review unless the decrease is in connection with a similar reduction applicable to all of our executive officers, and if so, the decrease could be a reduction of up to 10% of the executive’s base salary.

The table below shows base pay amounts for each Named Executive Officer:

Executive	2012 Salary	2013 Salary	Change	2014 Salary	Change
C. Christopher Gaut	625,000	625,000	—	675,000	+8%
James W. Harris	341,250	368,550	+8%	399,877	+8.5%
Wendell R. Brooks	375,000	390,000	+4%	400,000	+2.5%
James L. McCulloch	320,500	333,320	+4%	346,653	+4%
Pablo Mercado	251,125	261,170	+4%	282,064	+8%

Bonuses and Annual Incentive Awards

Our annual incentive awards are formulaic and performance based. Our payouts are expressed as a percentage of an executive’s base salary as set forth in the table below. Each year the Committee reviews bonus targets as well as target and actual total cash compensation paid to the named executive officers of our peer group to gauge the competitive level of our targets and ultimate payouts. Below we describe our annual incentive plan which was effective in 2013.

Management Incentive Plan

Our Management Incentive Plan (the “MIP”) for 2013 was designed to incentivize and reward key executives who had a significant impact on our achievement of overall corporate performance goals. The Committee approved NEO participants and their target bonus levels for the MIP and will continue to do so in future years.

The following table sets out our target and maximum bonus levels for 2013 for our NEOs and a former executive officer who separated from us in 2013 expressed as a percentage of annual base salary:

Executive	Target bonus (% of base)	Maximum bonus (% of base)
C. Christopher Gaut	125%	250%
James W. Harris	80%	160%
Wendell R. Brooks	100%	200%
James L. McCulloch	80%	160%
Pablo Mercado	40%	80%
Charles E. Jones	100%	200%

MIP Payout Curve

The MIP has a built in threshold such that zero bonus is paid if we achieve anything less than 70% of the established performance goals for the year. When actual performance is 120% or greater than the target performance level, referred to as “over-achievement,” the participant is eligible to receive the maximum bonus in the above table, an amount of up to two times (2X) the target award.

MIP Performance Metrics

Performance for the MIP in 2013 was measured in terms of operating income, working capital efficiency and safety performance. These metrics were chosen because the Committee concluded that using operating income and working capital as measures aligns the interests of the executives with those of its shareholders and because safety is an overriding value of our company. The weightings for the three metrics in 2013 were as follows:

Performance Measure	Weighting
Operating Income	70%
Working Capital Efficiency	20%
Safety Performance	10%

Operating Income and Working Capital Efficiency

The operating income and working capital measures were derived from the 2013 financial plan set by our board of directors, adjusted for acquisitions during the year. Working capital efficiency is calculated by dividing the average of net working capital at the end of each month (including the beginning of the year) by the actual revenue for the year.

Safety Performance

The safety measure was based on the Total Recordable Incident Rate (“TRIR”), which is a measure of the recordable workplace injuries that occur during the year, calculated by multiplying the number of recordable injuries in a calendar year by 200,000 (100 employees working 2,000 hours per year), and dividing this value by the total man-hours actually worked in the year. The safety measures were designed to incentivize improvements in TRIR for the company as a whole, for each division and for each product line.

	TRIR Performance Metric Weighting
Executive	Company	D&S Division	P&I Division
C. Christopher Gaut	50%	25%	25%
James W. Harris	50%	25%	25%
Wendell R. Brooks			100%
James L. McCulloch	50%	25%	25%
Pablo Mercado	50%	25%	25%
Charles E. Jones		100%

The targets for each product line were established with reference to past safety performance and the average TRIR for the oil and gas manufacturing industry, as reported in 2010 by the U.S. Department of Labor. Threshold and over-achievement levels were set at points recommended by management to create stretch goals while at the same time maintaining the incentive of each product line throughout the year, and not as percentages of target TRIR.

2013 MIP Payout

Our 2013 MIP payout to our NEOs and one former executive officer who separated from us in 2013 ranged from 23% to 35% of target. The table below sets forth the operating income targets and actual achievements for 2013:

	Operating Income
Executive	Target Performance ($ thousands)	Corporate Actual Performance ($ thousands)	Bonus Earned ($)	Target Performance ($ thousands)	Division Actual Performance ($ thousands)	Bonus Earned ($)
C. Christopher Gaut	288,480	221,366	47,396	—	—	—
James W. Harris	288,480	221,366	17,887	—	—	—
Wendell R. Brooks	288,480	221,366	11,830	110,028	87,487	24,115
James L. McCulloch	288,480	221,366	16,177	—	—	—
Pablo Mercado	288,480	221,366	6,338	—	—	—
Charles E. Jones	288,480	221,366	8,448	204,946	162,367	17,870

The table below sets forth the working capital efficiency targets and actual achievements for 2013:

	Working Capital Efficiency
Executive	Target Performance	Corporate Actual Performance	Bonus Earned ($)	Target Performance	Division Actual Performance	Bonus Earned ($)
C. Christopher Gaut	30.0	31.6	72,917	—	—	—
James W. Harris	30.0	31.6	27,518	—	—	—
Wendell R. Brooks	—	—	—	31.0	32.3	44,200
James L. McCulloch	30.0	31.6	24,888	—	—	—
Pablo Mercado	30.0	31.6	9,750	—	—	—
Charles E. Jones	—	—	—	32.5	35.7	11,140

The table below sets forth the safety targets and actual achievements for 2013:

Safety (TRIR)
	Corporate			D&S Division			P&I Division
Executive	Target Perfor- mance	Actual Perfor- mance	Bonus Earned ($)	Target Perfor- mance	Actual Perfor- mance	Bonus Earned ($)	Target Perfor- mance	Actual Perfor- mance	Bonus Earned ($)
C. Christopher Gaut	1.97	1.66	50,380	1.60	1.64	17,756	2.50	1.76	29,103
James W. Harris	1.97	1.66	19,013	1.60	1.64	6,701	2.50	1.76	10,983
Wendell R. Brooks	—	—	—	—	—	—	2.50	1.76	58,113
James L. McCulloch	1.97	1.66	17,196	1.60	1.64	6,060	2.50	1.76	9,933
Pablo Mercado	1.97	1.66	6,737	1.60	1.64	2,374	2.50	1.76	3,892
Charles E. Jones	—	—	—	1.60	1.64	25,317	—	—	—

In accordance with the terms of the MIP, each performance measure was adjusted as necessary for acquisitions consummated during the year. Based on the MIP measures for each executive, financial and safety performance resulted in the payments set forth above, and no discretionary adjustments were made thereto by the Committee.

Awards under our MIP with respect to 2013 were determined following an analysis of our financial results for the 2013 year. The Committee recommended the MIP bonus payout for 2013 for Mr. Gaut to the independent directors of the board of directors, who approved the payment, and approved the payout for each of our other Named Executive Officers in February 2014. Actual MIP payments are below target levels because our actual performance for the measures used under the MIP for 2013 were below the targets set by our board of directors.

Executive	MIP Target ($)	MIP Payment ($)	MIP Payment as % of Target	2013 Payment as % of Base Salary (1)
C. Christopher Gaut	781,250	217,551	28%	35%
James W. Harris	294,840	82,103	28%	22%
Wendell R. Brooks	390,000	138,258	35%	35%
James L. McCulloch	266,656	74,254	28%	22%
Pablo Mercado	104,468	29,091	28%	11%
Charles E. Jones (2)	278,493	62,775	23%	23%
(1)	Percentage calculated based on 2013 salary approved by the Committee or board of directors, as applicable, in effect as of December 31, 2013.
(2)	Pursuant to Mr. Jones’ agreement relating to his resignation as an officer of the Company, Mr. Jones was eligible for an annual cash incentive award for 2013 prorated through August 1, 2013.

2014 Management Incentive Plan

Our 2014 plan will maintain the same metrics as in 2013 at the same weightings. The following table sets out our NEO target and maximum bonus levels for 2014, expressed as a percentage of annual base salary:

Executive	Target bonus (% of base)	Maximum bonus (% of base)
C. Christopher Gaut	125%	250%
James W. Harris	80%	160%
Wendell R. Brooks	100%	200%
James L. McCulloch	80%	160%
Pablo Mercado	50%	100%

Long-Term Equity Based Incentives

We believe that long-term equity awards are the strongest link between executive pay and stockholder interests and expect long-term equity grants to be a significant portion of our NEO total compensation. Long-term equity awards are granted pursuant to the Forum Energy Technologies, Inc. 2010 Stock Incentive Plan (the “2010 Plan”). Options are inherently performance based and we believe provide a strong link between our executives’ and stockholders’ long-term interests. We may grant restricted stock units for competitive purposes and to balance the compensation risk associated with options and to provide value in equity which is tied to retention by placing a vesting requirement on the restricted stock unit grants. Another reason we may grant restricted stock units is to conserve our share pool. Fewer full value shares are required to deliver a targeted equity value than would be required if the grant were made in options alone. We include performance based awards in the mix of equity granted to our NEOs. Beginning with the 2013 equity awards, we established that the percentages of each year’s grant will be made up one-third each of stock options, restricted stock units and performance based shares as a balanced approach, which considers the motivation of our executives, the interests of our stockholders, as well as the common practice within our peer group.

LTI Vehicle	Performance Measure	Vesting	Percentage
Stock Options	Final value varies with stock price	25% annually for four years	33%
Time-Vested Restricted Stock Units	Final value varies with stock price	25% annually for four years	33%
Performance Shares	Shares earned subject to Company TSR performance relative to peer group over a one, two, and three year period	One-third of each award vests after the one, two and three year performance periods	33%

Long Term Incentive Award Program Terms Award Cycle & Timing
Fiscal Year	Equity Granted	February 2014	February 2015	February 2016	February 2017
2013	2013-2015 Performance Share Award	2013 Performance Award Share Earned 33 1/3
2013 Performance Share Award Earned 33 1/3
2013 Performance Share Award Earned 33 1/3
	2013 Time- Vested Restricted Stock	2013 Restricted Stock 25% Vested	2013 Restricted Stock 25% Vested	2013 Restricted Stock 25% Vested	2013 Restricted Stock 25% Vested
	2013 Time- Vested Stock Options	2013 Stock Options 25% Vested	2013 Stock Options 25% Vested	2013 Stock Options 25% Vested	2013 Stock Options 25% Vested

Performance Shares

New in 2013, performance shares provide an additional incentive to our NEOs. Performance share payout will be calculated at the end of each year over a three year period based on TSR relative to our performance peer group. The table below shows the award multipliers applied to our target based upon relative TSR performance. We started the 2013 performance cycle with eight peer companies, and there are currently seven peer companies. The table below shows the impact on payout multipliers as peers are removed from the group. Please see the “—Performance Peer Group” section above for a description of our performance peer group.

Rank Against Peers	Award Multiplier (8 peers)	Percentile	Award Multiplier (7 peers)	Award Multiplier (6 peers)
1	2.00	100%	2.00	2.00
2	1.75	88%	1.75	1.67
3	1.50	75%	1.50	1.33
4	1.25	63%	1.25	1.00
5	1.00	50%	1.00	0.67
6	0.75	38%	0.75	0.33
7	0.50	25%	0.50	0.00
8	0.25	13%	0.00
9	0.00	0%

The resulting multipliers shown above, and ultimate number of shares delivered to our NEOs, are determined at the conclusion of each year in the three-year performance period. The first measurement will be the one-year relative TSR, the second measurement will be cumulative two-year TSR, and the third measurement will be the cumulative three-year TSR relative to the performance peer group.

2013 Awards

Our Committee, and our board of directors in respect of Mr. Gaut, granted equity-based compensation awards in February 2013 to each of the Named Executive Officers and one former executive officer who separated from us in 2013.

Executive	Stock Option Awards	Restricted Stock Unit Awards	Performance Share Awards[1]	Grant Date Value ($)
C. Christopher Gaut	126,850	40,950	40,950	3,200,170
James W. Harris	31,710	10,240	10,240	800,151
Wendell R. Brooks	31,710	10,240	10,240	800,151
James L. McCulloch	25,770	8,320	8,320	650,170
Pablo G. Mercado	14,270	4,610	4,610	360,178
Charles E. Jones	31,710	10,240	10,240	800,151
(1)

Reflects shares which will be earned at target. Payout of shares varies from 0% of target award if relative TSR performance does not meet threshold and up to 200% of target award if relative performance is at max.

Our equity-based compensation awards granted in February 2013 were approximately equal to the median as compared to our compensation peer group. We do not time the release of material nonpublic information for the purpose of affecting the value of executive compensation, and we do not grant options with a grant date prior to the date of Committee approval of the grant.

Update on 2013 Performance Awards

Our 2013 TSR was 10.3% which ranked 6th in our performance peer group (shown below). This performance resulted in the application of a 0.75x multiplier to our target on the first one-third tranche of the 2013 performance award. Lufkin Industries was acquired and has been removed from the performance peer group.

2014 Awards

Our Committee, and our board of directors in respect of Mr. Gaut, granted equity-based compensation awards in February 2014. The table below summarizes the amount of such grants to each Named Executive Officer.

Executive	Stock Option Awards	Restricted Stock Unit Awards	Performance Share Awards (1)	Grant Date Value ($)
C. Christopher Gaut	132,851	41,729	41,729	3,375,028
James W. Harris	35,427	11,128	11,128	900,022
Wendell R. Brooks	—	—	—	—
James L. McCulloch	25,587	8,037	8,037	650,029
Pablo Mercado	14,959	4,699	4,699	380,045
(1)

The number of performance share awards disclosed in this column assumes that the performance share award grant is paid out at the target level of performance in our common stock. Payout of shares varies from 0% of target award if relative TSR performance does not meet threshold up to 200% of target award.

Our equity-based compensation awards granted in February 2014 were approximately at the market median as compared to our compensation peer group and maintained the same mix and structure as our 2013 awards. Our performance peer group, which will be used to determine payout levels for our 2014 performance based awards, was changed slightly from the 2013 group. Lufkin Industries was acquired and removed from our performance peer group, while we added Hunting plc and the Philadelphia Stock Exchange Oil Service Sector index.

Ticker	2014 Performance Peer Companies	Primary SIC Description
CAM	Cameron International Corp	Oil & Gas Field Machinery, Equip
DRC	Dresser-Rand Group Inc.	Engines & Turbines
DRQ	Dril-Quip Inc.	Oil & Gas Field Machinery, Equip
EXH	Exterran Holdings Inc.	Oil & Gas Field Machinery, Equip
FTI	FMC Technologies Inc.	Oil & Gas Field Machinery, Equip
HTG.L	Hunting plc	Oil & Gas Field Machinery, Equip
NOV	National Oilwell Varco Inc.	Oil & Gas Field Machinery, Equip
OII	Oceaneering International Inc.	Oil & Gas Field Services
^OSX	Philadelphia Stock Exchange Oil Service Sector	Oilfield Services Index

Employee Benefits

Our 401(k) Plan is designed to allow all employees, including the participating Named Executive Officers, to contribute on a pre-tax or Roth after-tax basis. Each participant may elect to contribute up to 75% of his compensation to the 401(k) Plan as pre-tax or Roth after-tax contributions (but limited by the statutory maximum of $17,500 for 2014). Additionally, participants age 50 years and older may make a “catch-up contribution” to the 401(k) Plan each year up to an amount set by statute ($5,500 for 2014). We currently match 100% of participant contributions up to 3% of compensation, and we match 50% of any additional contributions up to 5% of compensation, for a total potential matching contribution of 4% of compensation. We also have the discretion to provide a profit sharing contribution to each participant depending on our company’s performance for the applicable year. Because of the statutory limits on amounts contributed to qualified plans, our Named Executive Officers generally do not receive the full potential matching contribution under the 401(k) Plan.

We also provide medical, dental and vision coverage to all of our full-time employees, as well as basic life and disability coverage.

Other Practices, Policies and Guidelines

Perquisites

We do not provide for any perquisites or any other personal benefits for our executive officers that are not available to other employees.

Clawbacks

Payments made under our non-equity incentive plan are subject to a clawback to the extent necessary to comply with the requirements of the Dodd-Frank Act or any other SEC guidelines.

Risk Assessment

Our board of directors has reviewed our compensation policies as generally applicable to our employees and believes that our policies do not encourage excessive and unnecessary risk-taking, and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on us. In the future, the Committee will perform this assessment annually and if a likelihood of a material risk exists, it will enlist additional resources for a full assessment.

Our compensation philosophy and culture support the use of base salary, certain performance-based compensation and benefit plans that are generally uniform in design and operation throughout our organization and with all levels of employees. These compensation policies and practices are centrally designed and administered, and are substantially identical between our business segments. In addition, the following specific factors, in particular, reduce the likelihood of excessive risk-taking:

•	Our overall compensation levels are competitive with the market;
•

Our compensation mix is balanced among (i) fixed components like salary and benefits, (ii) annual incentives that reward our overall financial performance, safety and, in the case of our division heads, financial performance and safety of their respective business units and (iii) long-term incentives to more closely tie executive compensation to stockholder interests and provide for it to be at-risk based on performance;

•	We intend to always have a strategic long-term plan;
•	Our annual corporate goals will be established with specific consideration given to behavioral risk;
•	We design our compensation plans so that no material risks are created between or across product lines;
•	We seek to implement appropriate performance measures each year, whether absolute or relative;
•	We have established maximum payouts to cap any performance incentives in place; and
•	We have clawback provisions built into our non-equity incentive plan.

In summary, although a portion of the compensation provided to Named Executive Officers is based on our overall performance or product line performance, we believe our compensation programs do not encourage excessive and unnecessary risk-taking by executive officers (or other employees) because these programs are designed to encourage employees to remain focused on both our short-term and long-term operational and financial goals. We set performance goals that we believe are reasonable in light of our past performance and market conditions.

Executive Stock Ownership Requirements

To further align the interests of our NEOs with the long-term interests of stockholders, our board of directors adopted a Stock Ownership Requirements Policy which requires our executive officers to own shares equal to specified amounts of our common stock, set at a multiple of the officers’ base annual salary in effect as of January 1 of each applicable year. Targets are based on the following multiples of base salary:

Officer	Multiple
CEO	6x
Executive Vice Presidents	4x
Corporate Senior Vice Presidents	3x
Other Section 16 Officers	2x

NEOs are expected to reach this level of target ownership within five years of becoming subject to the policy, three years of a promotion to a higher target multiple or February 21, 2018, whichever is later. Actual shares of stock, restricted stock, restricted stock units (including deferred stock units) and earned but unvested performance shares may be counted in satisfying the stock ownership guidelines. Shares issuable upon exercise of unexercised stock options are not counted. The Committee intends to annually assess the policy and our NEO’s ownership relative to the policy and make recommendations to our board of directors as appropriate. As of January 1, 2014, each of our NEOs was in compliance with the requirements set forth under the policy.

Employment Agreements

We entered into employment agreements with each of the Named Executive Officers, except for Messrs. McCulloch and Mercado, effective August 2, 2010. We entered into an employment agreement with Mr. McCulloch effective October 25, 2010. Mr. Mercado is not a party to an employment agreement with Forum. As more fully described below, during 2012 we amended these employment agreements to provide certain excise tax protections in the event of a change of control. These excise tax gross-up provisions will expire on December 31, 2014. On August 1, 2013, Mr. Jones entered into an agreement with us pursuant to which he resigned as an officer of the Company effective on that date.

The employment agreements currently in effect set forth the manner by which the employment relationship may be extended or terminated, the compensation and benefits that we provide during the term of employment and the obligations each party has in the event of termination of the officer’s employment. We believe that severance protections, particularly in the context of a change in control transaction, play a critical role in attracting and retaining key executive officers. Providing this type of protection is common in the oilfield services industry. In addition, these benefits serve our interests by promoting a continuity of management and aligning management’s interests with those of our shareholders in the context of an actual or threatened change in control transaction.

The Committee determined during 2012 that certain amendments should be made to the employment agreements of Named Executive Officers (other than Mr. Mercado, who is not a party to an employment agreement with Forum) after a thorough review of the potential change in control payments that Named Executive Officers could receive pursuant to their employment agreements and equity compensation awards. Among other factors, the Committee recognized in considering the compensation history of our Named Executive Officers that our Named Executive Officers were limited in their ability to realize value from equity-based compensation awards due to the illiquid nature of Forum’s shares prior to our initial public offering. Based on these findings and in consultation with PM&P, it was determined that any possible conflicts of interest that could exist between our Named Executive Officers and our stockholders in assessing any potential change in control transaction should be removed by providing the Named Executive Officers with excise tax protection for change in control-related payments for a very limited period of time. All excise tax protections included in the Named Executive Officers’ employment agreements will terminate on December 31, 2014.

Other material terms of these agreements are set forth below under “Executive Compensation.” The severance provisions within the employment agreements are set forth in detail in “Executive Compensation — Potential payments upon termination and change in control” below.

Nonqualified Deferred Compensation Plan

In February 2013, we adopted a non-qualified deferred compensation plan that permits eligible participants, including our NEOs, to make contributions (and to receive matching contributions) in excess of the Internal Revenue Code limitations. The plan was adopted in consultation with PM&P, which advised the Committee that such a plan was a competitive practice.

The plan provides that an officer may defer up to 50% of his base compensation and all or any portion of his bonus. All deferred amounts are credited with earnings through the date paid.

Each NEO is 100% vested in all matching contributions as a result of having satisfied the service requirements. Benefits under the plan are paid upon termination of employment in a cash lump sum or in annual installments over a period not longer than five years, as the participant elects. The Committee is responsible for administering this plan. In addition to those employees designated by the plan, our CEO is permitted to designate additional employees who may participate in this plan.

Upon a “change of control” within the meaning of the 2010 Plan, all account balances will be fully vested.

Employee Stock Purchase Plan

In 2013, we adopted an employee stock purchase plan, which provides our eligible employees, including our Named Executive Officers, an option to purchase our common stock through payroll deductions and is designed to comply with Section 423 of the Internal Revenue Code. Generally, the purchase price is equal to 85% (or such other percentage that is not lower than 85% as designated by the Committee prior to the commencement of an offering period) of the market price of common stock on one of the following dates: (i) the offering date, (ii) the purchase date or (iii) the offering date or the purchase date, whichever is lower, as designated by the Committee from time to time. Offering periods generally consist of six-month periods, or such other periods as may be determined from time to time by the Committee. Employees will be limited to a maximum payroll deduction of up to 30% of eligible compensation and may not purchase more than $12,500 in shares each offering period.

Accounting and Tax Considerations

Under Section 162(m) of the Internal Revenue Code, a limitation was placed on tax deductions of any publicly-held corporation for individual compensation to certain executives of such corporation exceeding $1,000,000 in any taxable year, unless the compensation is performance-based. An exception applies to this deductibility limitation for a limited period of time in the case of companies that become publicly-traded.

We reserve the right to use our judgment to authorize compensation payments that do not comply with the exemptions in Section 162(m) when we believe that such payments are appropriate and in the best interest of the stockholders, after taking into consideration changing business conditions or the executive’s individual performance and/or changes in specific job duties and responsibilities.

If an executive is entitled to nonqualified deferred compensation benefits that are subject to Section 409A of the Internal Revenue Code, and such compensation does not comply with Section 409A, then the benefits are taxable in the first year they are not subject to a substantial risk of forfeiture and are subject to certain additional adverse tax consequences. We intend to design such arrangements to comply with (or be exempt from) Section 409A to the extent that the design is also appropriate for our business goals with respect to that arrangement.

All equity awards to our employees, including executive officers, and to our directors will be granted and reflected in our consolidated financial statements, based upon the applicable accounting guidance, at fair market value on the grant date in accordance with FASB Accounting Standards Codification, Topic 718, “Compensation—Stock compensation.”

NOMINATING, GOVERNANCE & COMPENSATION COMMITTEE REPORT

The Nominating, Governance & Compensation Committee has reviewed and discussed with Forum’s management the Compensation Discussion and Analysis included in this proxy statement. Based on that review and discussion, the Committee has recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted,

Michael McShane, Chairperson
John A. Carrig
Terence M. O’Toole
Louis A. Raspino

EXECUTIVE COMPENSATION

The following tables provide information regarding the compensation awarded to or earned during the 2011, 2012 and 2013 fiscal years by our principal executive officer, principal financial officer, each of the next three most highly compensated executive officers who were serving as executive officers on December 31, 2013 and one former executive officer who separated from our company in 2013. The tables following the summary compensation table provide additional detail with respect to grants of plan-based awards, the value of outstanding equity awards as of December 31, 2013, the value of options exercised and stock awards that vested during 2013, deferred compensation and estimates of changes in post-employment benefits.

Summary compensation table

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Performance Share Awards ($)(2)(A)	Restricted Stock / Restricted Stock Unit Awards ($)(3)(B)	Stock Awards ($)(4) (A+B)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(1)(5)	All Other Compensation ($)(6)	Total($)

C. Christopher Gaut	2013	626,720	–	1,173,531	1,066,748	2,240,279	1,066,674	217,551	24,318	4,175,542
Chief Executive Officer and Chairman of the Board (7)	2012	628,434	–	–	1,324,600	1,324,600	1,435,508	292,186	15,000	3,695,728
	2011	626,717	–	–	–	–	–	1,397,834	14,700	2,039,251

James W. Harris	2013	363,940	–	293,455	266,752	560,207	266,647	82,103	19,759	1,292,656
Sr. Vice President and Chief Financial Officer	2012	339,063	–	–	399,600	399,600	432,019	100,793	15,000	1,286,475
	2011	308,997	–	–	–	–	–	441,343	14,700	765,040

Wendell R. Brooks	2013	387,981	–	293,455	266,752	560,207	266,647	138,258	20,759	1,373,852
Executive Vice President;	2012	377,061	–	–	473,600	473,600	516,783	91,000	15,000	1,473,444
President— Production & Infrastructure	2011	376,030	–	–	–	–	–	705,563	14,700	1,096,293

James L. McCulloch	2013	331,594	–	238,432	216,736	455,168	216,698	74,254	15,300	1,093,014
Sr. Vice President, General Counsel and Secretary	2012	319,636	–	–	333,000	333,000	358,193	95,047	15,000	1,120,876
	2011	293,956	–	–	–	–	–	419,872	12,250	726,078

Pablo G. Mercado	2013	259,818	–	132,112	120,091	252,203	119,996	29,091	15,405	676,513
Vice President— Corporate Strategy and Treasurer (8)

Charles E. Jones (9)	2013	472,391	–	293,455	266,752	560,207	266,647	62,775	12,750	1,374,770

	2012	477,610	–	–	473,600	473,600	516,783	261,165	15,000	1,741,158
	2011	476,305	–	–	–	–	–	801,563	14,700	1,292,568

(1)	The amounts disclosed in this column include amounts voluntarily deferred under the Forum Energy Technologies, Inc. Deferred Compensation and Restoration Plan.
(2)

The amounts in this column reflect the aggregate grant date fair value of Performance Share Awards at the target amount, calculated in accordance with FASB Accounting Standards Topic 718. At the maximum amount, these values for Messrs. Gaut, Harris, Brooks, McCulloch, Mercado and Jones would be $2,347,062, $586,910, $586,910, $476,864, $264,224 and $586,910. In March 2014, we issued 10,237, 2,559, 2,559, 2,079 and 1,152 shares of common stock to each of Messrs. Gaut, Harris, Brooks, McCulloch and Mercado in connection with the vesting of performance awards granted in February 2013. For additional information, see Note 12 to our consolidated financial statements in our annual report on Form 10-K for the year ended December 31, 2013.

(3)

We did not grant stock awards or option awards to the individuals included in the table above during the 2011 calendar year. The amounts disclosed in the “2013” and “2012” rows represent the grant date fair value in 2013 and 2012, respectively, of restricted stock, restricted stock unit awards and stock options as determined in accordance with FASB Accounting Standards Topic 718. All 2012 equity awards were granted based on the fair market value of a share of our common stock being $20.00. Other assumptions with respect to stock options included: (a) an exercise price of $20.00; (b) an expected term of 6.25 years; (c) volatility of 35.87%; (d) a dividend yield of 0.0%; (e) a risk free investment rate of 1.13%; and (f) a Black-Scholes value of $7.39. All 2013 equity awards were granted based on the fair market value of a share of our common stock being $26.05. Other assumptions with respect to stock options included: (a) an exercise price of $26.05; (b) an expected term of 6.25 years; (c) volatility of 30.46%; (d) a dividend yield of 0.0%; (e) a risk free investment rate of 1.17%; and (f) a Black-Scholes value of $8.41. For additional information, see Note 12 to our consolidated financial statements in our annual report on Form 10-K for the year ended December 31, 2013.

(4)	The amounts disclosed in this column represent the aggregate grant-date fair value of restricted stock, restricted stock unit awards and performance share awards, as reflected in columns A and B.
(5)	Amounts in the “2013,” “2012” and “2011” rows reflect the MIP award payments that we made to each individual during the first quarters of 2014, 2013 and 2012, respectively.
(6)

All amounts reflected in this column for 2013 represent contributions that we made to each individual’s 401(k) Plan account, contributions we made related to profit sharing for 2013 and matching contributions made in connection with our deferred compensation plan. The table below summarizes the amounts of such contributions and profit sharing for 2013.

Name	401(k) Plan Contributions	Profit Sharing	Deferred Compensation Plan
C. Christopher Gaut	10,200	5,100	8,633
James W. Harris	10,200	4,810	2,478
Wendell R. Brooks	10,200	5,100	3,056
James L. McCulloch	10,200	5,100	-
Pablo G. Mercado	10,200	5,100	40
Charles E. Jones	7,650	5,100	-

(7)	Mr. Gaut does not receive compensation for service as a director.
(8)	Mr. Mercado was not a named executive officer prior to 2013.
(9)

Mr. Jones resigned as an executive officer of our company in August 2013. For a description of the terms of his separation under his employment agreement, see “—Employment Agreements—Jones Separation.”

Grants of plan-based awards for 2013

Name		Estimated Future Payouts Under Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Non-Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option
	Grant Date	Threshold (#)	Target (#)	Maximum (#)	Threshold ($)	Target ($)	Maximum ($)	Stock (3)(4)	Options (3)(5)	($/Share) (5)	Awards ($)(6)

C. Christopher Gaut					0	781,250	1,562,500

	2/21/2013								126,850	26.05	1,066,674

	2/21/2013							40,950			1,066,748

	2/21/2013	20,475	40,950	81,900							1,173,531

James W. Harris					0	294,840	589,680

	2/21/2013								31,710	26.05	266,647

	2/21/2013							10,240			266,752

	2/21/2013	5,120	10,240	20,480							293,455

Wendell R. Brooks					0	390,000	780,000

	2/21/2013								31,710	26.05	266,647

	2/21/2013							10,240			266,752

	2/21/2013	5,120	10,240	20,480							293,455

James L. McCulloch					0	266,656	533,312

	2/21/2013								25,770	26.05	216,698

	2/21/2013							8,320			216,736

	2/21/2013	4,160	8,320	16,640							238,432

Pablo G. Mercado					0	104,468	208,936

	2/21/2013								14,270	26.05	119,996

	2/21/2013							4,610			120,091

	2/21/2013	2,305	4,610	9,220							132,112

Name		Estimated Future Payouts Under Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Non-Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option
	Grant Date	Threshold (#)	Target (#)	Maximum (#)	Threshold ($)	Target ($)	Maximum ($)	Stock (3)(4)	Options (3)(5)	($/Share) (5)	Awards ($)(6)

Charles E. Jones					0	278,493	556,986

	2/21/2013								31,710	26.05	266,647

	2/21/2013							10,240			266,752

	2/21/2013	5,120	10,240	20,480							293,455

(1)

The amounts in this column represent the estimated future payouts under the long-term incentive plan for performance awards approved by the Committee during 2013. The performance awards were granted to the Company’s executive officers and are based upon our TSR, measured over a one-, two and three-year performance period. These awards are settled in the Company’s shares of common stock upon the attainment of specified performance goals based on relative TSR. If the minimum threshold for the performance period is not met, no amount will be paid for that period. Payments are calculated by linear interpolation for performance between the threshold and target and between the target and maximum for each component. For additional information about performance awards, please read “Compensation Discussion and Analysis — Elements of compensation for our named executive officers.”

(2)	These columns represent awards under our MIP. For additional information about the MIP, please read “Compensation Discussion and Analysis — Elements of compensation for our named executive officers.”
(3)

All awards in this column were made pursuant to our 2010 Plan. For additional information about the 2010 Plan, please read “Compensation Discussion and Analysis — Elements of compensation for our named executive officers — Long-Term Equity Based Incentives.”

(4)	This column consists of restricted stock units, which vest in four equal annual installments beginning on the first anniversary of the grant date.
(5)

This column consists of options to purchase our common stock granted in February 2013 and become exercisable in four equal annual installments beginning on the first anniversary of the grant date and expire on the tenth anniversary on the date of issuance. The exercise price may be paid in cash or by tendering shares of our common stock. Applicable tax obligations may be paid in cash or by the withholding of shares of our common stock. The exercise price for these nonqualified stock options represents the closing price of our common stock on the date of grant.

(6)	Represents the aggregate grant date fair value of the award computed in accordance with FASB ASC Topic 718.

Outstanding equity awards at 2013 fiscal year end

The table below sets forth awards that were granted both prior to the Combination as well as awards that we granted under the 2010 Plan. Expiration dates are also shown for each individual award. Additionally, no performance-based equity grants were made prior to 2013.

	Option Awards				Stock Awards		Equity Incentive Plan Awards
	Number of securities underlying unexercised options		Option exercise price	Option expiration date	Number of shares of stock that have not vested	Market value of shares of stock that have not vested ($)(1)	Unearned shares that have not vested (#)(1)	Market value of unearned shares that have not vested ($)(2)
	exercisable	unexercisable
C. Christopher Gaut	1,708,206	569,403 (3)	$7.68	08/01/2020	49,673 (6)	1,403,759	20,475	578,624
	48,562	145,688 (4)	$20.00	04/12/2022	40,950 (7)	1,157,247
	—	126,850 (5)	$26.05	02/21/2023

James W. Harris	165,500	55,500 (3)	$7.68	08/01/2020	3,959 (10)	111,881	5,120	144,691
	15,789	5,264 (8)	$7.68	11/29/2020	3,571 (11)	100,916
	4,754	4,755 (9)	$15.35	12/7/2021	14,985 (6)	423,476
	14,615	43,845 (4)	$20.00	04/12/2022	10,240 (7)	289,382
	—	31,710 (5)	$26.05	02/21/2023

	Option Awards				Stock Awards		Equity Incentive Plan Awards
	Number of securities underlying unexercised options		Option exercise price	Option expiration date	Number of shares of stock that have not vested	Market value of shares of stock that have not vested ($)(1)	Unearned shares that have not vested (#)(1)	Market value of unearned shares that have not vested ($)(2)
Wendell R. Brooks	17,094	—	$5.85	11/20/2018	17,760 (6)	501,898	5,120	144,691
	12,802	—	$5.85	12/16/2019	10,240 (7)	289,382
	194,250	64,750 (3)	$7.68	08/01/2020
	17,482	52,448 (4)	$20.00	04/12/2022
	—	31,710 (5)	$26.05	02/21/2023

James L. McCulloch	136,500	55,500 (12)	$7.68	10/25/2020	16,280 (13)	460,073	4,160	117,562
	12,117	36,353 (4)	$20.00	04/12/2022	12,488 (6)	352,911
	—	25,770 (5)	$26.05	02/21/2013	8,320 (7)	235,123

Pablo G. Mercado	16,650	16,650 (14)	$15.35	12/02/2021	6,938 (6)	196,068	2,305	65,139
	6,845	20,535 (4)	$20.00	04/12/2022	4,610 (7)	130,279
	—	14,270 (5)	$26.05	02/21/2023

Charles E. Jones	85,100	—	$6.08	07/01/2014			5,120	144,691
	263,625	87,875 (3)	$7.68	10/31/2014
	17,482	—	$20.00	10/31/2014

(1)	Amounts in this column were calculated by assuming a market value of our common stock of $28.26 per share, the closing price of our common stock on December 31, 2013.
(2)

The number of unearned performance share awards and market value of unearned performance share awards disclosed in these columns assume that each unearned performance share award grant is paid out at the threshold level of performance in our common stock using the closing share price on December 31, 2013, except where the performance during the completed fiscal years over which performance for each grant is measured has exceeded the threshold, in which case the amounts are based on the next higher performance measure (target or maximum). Performance unit award grants are based upon a three-year cycle with vesting at the end of the cycle. The performance awards may only be settled in common stock.

(3)	Options vest on August 2, 2014.
(4)	Options vest annually in equal installments over a three-year period on each of April 12, 2014, 2015 and 2016.
(5)	Options vest annually in equal installments over a four-year period on each of February 21, 2014, 2015, 2016 and 2017.
(6)	Restricted stock vests annually in equal installments over a three-year period on each of April 12, 2014, 2015 and 2016.
(7)	Restricted stock units vest annually in equal installments over a four-year period on each of February 21, 2014, 2015, 2016 and 2017.
(8)	Options vest on November 29, 2014.
(9)	Options vest annually in equal installments over a two-year period on each of December 7, 2014 and 2015.
(10)	Restricted stock vests on November 29, 2014.
(11)	Restricted stock vests over a two-year period on each of December 7, 2014 and 2015.
(12)	Options vest on October 25, 2014.
(13)	Restricted stock vests on October 25, 2014.
(14)	Options vest annually in equal installments over a two-year period on each of December 2, 2014 and 2015.

Options exercised and stock vested in the 2013 fiscal year

Values shown in the table below were calculated by multiplying the number of shares of restricted stock that vested by the market value of our common stock on the date of vesting and stock options exercised by the difference between the market value of our common stock on the date of exercise and the exercise price of such stock options.

	Stock Awards		Option Awards
	Number of shares acquired on vesting	Value realized on vesting	Stock option awards exercised	Value realized upon exercise
C. Christopher Gaut	19,443	$527,379	—	—
James W. Harris	10,776	$290,881	31,450	$783,734
Wendell R. Brooks	5,920	$160,787	—	—
James L. McCulloch	20,442	$585,974	30,000	$564,300
Pablo G. Mercado	2,312	$62,794	—	—
Charles E. Jones	54,686	$1,557,962	—	—

Pension benefits

We maintain a 401(k) Plan for our employees, including our named executive officers, but our named executive officers do not participate in a defined benefit pension plan.

Non-qualified deferred compensation

In February 2013, we adopted a non-qualified deferred compensation plan that permits eligible participants, including our named executive officers, to make contributions (and to receive matching contributions) in excess of the Internal Revenue Code limitations.

The plan provides that a participant may defer up to 50% of his base compensation and all or any portion of his bonus. All deferred amounts are credited with earnings through the date paid.

Each named executive officer is 100% vested in all matching contributions as a result of having satisfied the service requirements. Benefits under the plan are paid upon termination of employment in a cash lump sum or in annual installments over a period not longer than five years, as the participant elects. The Committee is responsible for administering this plan.

Upon a “change of control” within the meaning of the 2010 Plan, all account balances will be fully vested.

The following table provides detail with respect to each defined contribution that provides for the deferral of compensation on a basis that is not tax-qualified:

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year End
C. Christopher Gaut	20,433	8,633	385	-	29,451
James W. Harris	120,488	2,478	2,271	-	125,237
Wendell R. Brooks	127,500	3,056	2,403	-	132,959
James L. McCulloch	-	-	-	-	-
Pablo G. Mercado	3,415	40	64	-	3,519

Employment agreements

We entered into employment agreements with each of our named executive officers, except for Messrs. McCulloch and Mercado, effective August 2, 2010. We entered into an employment agreement with Mr. McCulloch on October 25, 2010. Mr. Mercado is not a party to an employment agreement with Forum. On August 1, 2013, Mr. Jones entered into an agreement with us pursuant to which he resigned as an officer of Forum Energy Technologies effective on that date.

Each employment agreement contains substantially similar provisions with the exception of the determination of the amount of the severance benefit described below under “Quantification of payments.” Each employment agreement automatically extends for one-year periods on the anniversary of the effective date unless either party gives sixty days prior written notice of its intention to not renew the term of employment. The employment term can also be terminated at any time upon prior written notice by us or the executive. Each employment agreement provides that the annual base salary for the executive will not be less than the following: Mr. Gaut, $625,000;

Mr. Harris, $300,000; Mr. Brooks, $375,000; and Mr. McCulloch, $285,000. Each executive will be eligible to participate in, and may be awarded an annual bonus under, our annual cash incentive bonus program if certain performance targets are met for the performance period, which is expected to be each calendar year. Under each of the employment agreements, if the executive’s employment is terminated prior to the expiration of the term by the executive for good reason, by notice of non-renewal by us or by our action for any reason other than the executive’s death or disability or for cause, subject to the executive’s execution and nonrevocation of a release within the period specified in the employment agreement, the executive will be entitled to receive certain severance payments and benefits from us.

The employment agreements were amended during the 2012 year with respect to excise taxes payable in the event that we consummated a change in control in the near future. Please see the “Compensation Discussion and Analysis – Employment agreements” section above for a more detailed description of the amendment and the “Potential payments upon termination and change in control” section below for a more detailed description of the terms and payments provided under each of the employment agreements in connection with severance benefits upon certain terminations of employment.

Jones Separation

The agreement entered into with Mr. Jones on August 1, 2013 superseded Mr. Jones’ employment agreement with us, except as set forth in the agreement. Pursuant to the agreement, Mr. Jones continued to be employed by us in an advisory capacity until December 31, 2013 and continued to receive his base salary of $475,000 during this period. Mr. Jones also was eligible for an annual cash incentive award for 2013 prorated through August 1, 2013. In addition, at December 31, 2013, all of his outstanding unvested restricted stock granted in November 2010 vested, and his outstanding stock options granted in August 2010 and all other vested options will remain exercisable until the earlier of their scheduled expiration date or October 31, 2014. The stock options of the August 2010 grant that were not yet exercisable on December 31, 2013 will become exercisable in accordance with their original schedule. No other equity awards were amended by our agreement with Mr. Jones.

Potential payments upon termination and change in control

The employment agreements we maintain with our named executive officers will provide the executives with severance benefits upon certain terminations of employment, and the individual award agreements that govern our stock option and restricted stock awards under the 2010 Plan contain accelerated vesting provisions that will apply upon our Change in Control (as defined below).

The employment agreements for each of our named executive officers contain similar termination provisions. Under the employment agreements, if the executive’s employment is terminated prior to the expiration of the term by the executive for good reason (as defined below), by notice of non-renewal by us or by our action for any reason other than his death or disability (as defined below) or for cause (as defined below), subject to the executive’s execution and nonrevocation of a release within the period specified in the employment agreement, the executive will be entitled to receive the following benefits: (1) a lump sum payment of an amount equal to the applicable “severance multiple” times the sum of his annual base salary at the time of the termination plus a specified percentage of his annual base salary, (2) a lump sum payment of an amount equal to his unpaid bonus for the prior calendar year, if any, payable at the same time such bonus is paid to active executives, (3) a lump sum payment of an amount equal to his bonus for the calendar year in which his termination occurs, if any, as determined in good faith by our board of directors in accordance with the performance criteria established pursuant to the employment agreement, prorated through and including the date of termination, payable at the same time as such bonus is paid to active executives and (4) if he elects COBRA continuation coverage for himself and his eligible dependents, monthly reimbursement of the differential between the COBRA premium and the active executive contribution amount for such coverage under our group health plans for up to eighteen months.

The employment agreements provide that the “severance multiple” in clause (1) above is two for each of our named executive officers unless the executive’s termination of employment occurs on or within two years after the occurrence of a Change in Control, in which case the “severance multiple” is three. The employment agreements for our named executive officers provide that any payments or benefits to which the executive may be entitled (whether under the employment agreement or otherwise), which would be subject to a parachute payment excise tax under Section 4999 of the Code prior to January 1, 2015, will be grossed up so that he will receive an additional payment from us sufficient to cover such excise tax and any additional excise taxes imposed on such additional payment. Mr. Jones’s employment agreement also provides the same gross-up protection, but, consistent with his prior employment agreement with FOT, such protection does not have an expiration date. On or after January 1, 2015, in the event that any payments to the executives constitute parachute payments within the meaning of Section 280G of the Code, payments under the employment agreement will be reduced to an amount that would no longer create a parachute payment or be paid in full, whichever produces the better net after-tax position for the executive. If a Named Executive Officer’s employment is terminated for any reason other than those described above, the executive will continue to receive his compensation and benefits to be provided by us until the date of termination, and the compensation and benefits will terminate contemporaneously with the termination of his employment. Under the terms of the employment agreements, subject to certain exceptions, the executives may not compete in the market in which we and our respective affiliates engage during his employment and for two years following the termination of his employment.

The employment agreements define the term “Good Reason” as any of the following events: (1) a material decrease in annual base salary (other than as part of a decrease of up to 10% for all of our executive officers); (2) in the case of Mr. Gaut, the executive’s demotion from his current position with Forum, and in the case of Messrs. Harris, Brooks and McCulloch a material diminution in the executive’s authority, duties or responsibilities (other than certain changes in management structure primarily affecting reporting responsibility); or (3) an involuntary relocation of the geographic location of the executive’s principal place of employment by more than 75 miles. “Disability” is generally defined as an executive’s inability to perform the executive’s duties or fulfill his obligations under the employment agreement by reason of any physical or mental impairment for a continuous period of not less than three months. The employment agreements state that a termination for “Cause” will occur when an executive has (a) engaged in gross negligence or willful misconduct in the performance of his duties with respect to us, (b) materially breached any material provision of his employment agreement or any written corporate policy, (c) willfully engaged in conduct that is materially injurious to us or (d) been convicted of, pleaded no contest to or received adjudicated probation or deferred adjudication in connection with a felony involving fraud, dishonesty or moral turpitude.

Mr. Mercado is a participant in our severance plan, which is made available to certain individuals designated by our Chief Executive Officer. Under the severance plan, if the participant incurs a qualifying termination event (as defined in the severance plan), the participant will be entitled to receive a severance benefit equal to a lump sum payment of an amount equal to the applicable “severance multiple” times the sum of his annual base salary at the time of the termination plus such amounts the participant could have received in cash had he not elected to contribute to an employee benefit plan maintained by us. The severance plan provides that the “severance multiple” is one for each participant unless the participant’s termination of employment occurs on or within two years after the occurrence of a Change in Control, in which case the “severance multiple” is two.

In terms of the severance benefits payable to our named executive officers under the circumstances described above that are based on the “severance multiple,” the following table sets out the formula for determining the amount of such benefits for the named executive officers (other than Mr. Jones) under the agreements or the severance plan, as applicable.

Executive	Base salary as of December 31, 2013 (“B”)	2013 annual bonus target (“T”) as a percent of base	Severance amount for termination not within 2 years after a change in control	Severance amount for termination within 2 years after a change in control
C. Christopher Gaut	$625,000	125	2 times (B+T)	3 times (B+T)
James W. Harris	$341,250	80	2 times (B+T)	3 times (B+T)
Wendell R. Brooks	$375,000	100	2 times (B+T)	3 times (B+T)
James L. McCulloch	$320,500	80	2 times (B+T)	3 times (B+T)
Pablo G. Mercado	$251,125	40	1 times (B+T)	2 times (B+T)

“Change in Control” is generally defined in the employment agreements to occur upon (1) the acquisition by an individual, entity or group (within the meaning of the Exchange Act) of the beneficial ownership of fifty percent or more of either (a) our then outstanding shares of common stock, or (b) the combined voting power of our then outstanding voting securities entitled to vote in our election of directors; (2) the date the individuals who, immediately following the time when our stock becomes publicly traded, constitute our board of directors (and certain approved individuals who become directors after such time) cease to constitute a majority of the board of directors; or (3) the consummation of a corporate transaction (merger, reorganization, consolidation or a sale of all or substantially all of our assets) unless, following that transaction, all or substantially all of the individuals and entities that were the beneficial owners of our outstanding common stock and outstanding voting securities prior to the transaction still beneficially own more than fifty percent of those shares of common stock or voting power of the resulting entity following the transaction and at least a majority of the members of the board of directors of the ultimate parent entity resulting from the transaction were members of our board of directors at the time of the execution of the agreement that led to the transaction.

The restricted stock and stock option award agreements under our 2010 Plan have accelerated vesting provisions in the event of a Change in Control (the 2010 Plan and award agreements contain substantially the same definition of a Change in Control as provided within the Named Executive Officer’s employment agreement). If a Change in Control occurs during the period of time that the award is still outstanding, any unvested portion of the award will immediately vest so long as the executive has been continuously employed with us from the date of grant until the Change in Control event. In the case of Mr. Jones and the stock option award granted to him in August 2010, however, the unvested portion of his stock option award will immediately vest in August 2014 as provided under his agreement with the Company. With respect to the performance share awards, in the event of a Change in Control (as defined in the 2010 Plan) all performance share awards will vest and be earned at the target level for each applicable performance period.

Quantification of payments

The table below discloses the amount of compensation and/or benefits due to our named executive officers (other than Mr. Jones) in the event of their termination of employment and/or in the event we undergo a Change in Control. The amounts disclosed assume such termination and/or the occurrence of such Change in Control was effective December 31, 2013, and use the closing price of our common stock on that date of $28.26. The column titled “Termination without cause, for good reason or due to non-extension by company not within a two-year period following a change in control” utilizes the one times (B+T) formula above, except for Mr. Mercado who would receive one times base salary, while the column titled “Termination without cause, for good reason or due to non-extension by company within a two-year period following a change in control” utilizes the three times (B+T) formula, except for Mr. Mercado who would receive two times base salary. COBRA premiums reflected below are based upon the monthly premiums in effect for each of the Named Executive Officers with respect to medical, dental and vision expenses effective as of January 1, 2014 for a period of eighteen months. The Change in Control payments for each individual reflects our estimation of the payment that would be necessary to gross such person up for the excise taxes that may be required following a Change in Control. The amounts below constitute estimates of the amounts that would be paid out to our named executive officers upon their respective terminations and/or upon a Change in Control under such arrangements, but final amounts can only be determined with certainty upon the actual event. The actual amounts to be paid out are dependent on various factors, which may or may not exist at the time a named executive officer is actually terminated and/or a Change in Control actually occurs. Therefore, such amounts and disclosures should be considered “forward-looking statements.”

Named Executive Officer	Termination due to death or disability ($)	Termination without cause, for good reason or due to non- extension by company not within a two-year period following a change in control ($)	Termination without cause, for good reason or due to non-extension by company within a two-year period following a change in control ($)	Change in control without termination ($)

C. Christopher Gaut
Salary	NA	1,250,000	1,875,000	–
Bonus Amounts	NA	1,562,500	2,343,750	–
COBRA Premiums	NA	12,996	12,996	–
Change in Control Payments	NA	N/A	2,753,365	–
Accelerated Equity Vesting(1)	NA	16,534,490	16,534,490	16,534,490
Total	–	19,359,986	23,519,601	16,534,490

Named Executive Officer	Termination due to death or disability ($)	Termination without cause, for good reason or due to non- extension by company not within a two-year period following a change in control ($)	Termination without cause, for good reason or due to non-extension by company within a two-year period following a change in control ($)	Change in control without termination ($)
James W. Harris
Salary	NA	737,100	1,105,650	–
Bonus Amounts	NA	589,680	884,520	–
COBRA Premiums	NA	18,607	18,607	–
Change in Control Payments	NA	N/A	979,144	–
Accelerated Equity Vesting(1)	NA	2,868,675	2,868,675	2,868,675
Total	–	4,214,062	5,856,596	2,868,675

Wendell R. Brooks
Salary	NA	780,000	1,170,000	–
Bonus Amounts	NA	780,000	1,170,000	–
COBRA Premiums	NA	22,280	22,280	–
Change in Control Payments	NA	N/A	1,170,293	–
Accelerated Equity Vesting(1)	NA	2,820,057	2,820,057	2,820,057
Total	–	4,402,337	6,352,630	2,820,057

James L. McCulloch
Salary	NA	666,640	999,960	–
Bonus Amounts	NA	533,312	799,968	–
COBRA Premiums	NA	1,824	1,824	–
Change in Control Payments	NA	N/A	896,517	–
Accelerated Equity Vesting(1)	NA	2,702,353	2,702,353	2,702,353
Total	–	3,904,129	5,400,622	2,702,353

Pablo G. Mercado
Salary	NA	261,170	520,891 (2)	–
Bonus Amounts	NA	–	–	–
COBRA Premiums	NA	–	–	–
Change in Control Payments	NA	N/A	–	–
Accelerated Equity Vesting(1)	NA	829,269	829,269	829,269
Total	–	1,090,439	1,350,160	829,269

Total	–	32,970,953	42,479,609	25,754,844

(1)

Calculated based on (i) the difference between the closing price of our common stock on December 31, 2013 ($28.26) and the exercise price of unvested stock options as of such date, in the case of stock options, and (ii) the closing price of our common stock on December 31, 2013 ($28.26), in the case of restricted stock, restricted stock units or performance shares.

(2)	Under our severance plan, Mr. Mercado’s salary would be reduced by $1,449 such that no portion of such amounts and benefits received are subject to an excise tax under Section 4999 of the Code.

DIRECTOR COMPENSATION

Directors’ fees

All non-employee directors received an annual base cash retainer of $60,000. C. Christopher Gaut does not receive an annual retainer or any other form of compensation for his service on the board of directors. The Chairperson of the Audit Committee received an additional annual retainer of $15,000, and the other members of that committee received an additional annual retainer of $5,000, in each case prorated as applicable. The Chairperson of the Nominating, Governance & Compensation Committee received an additional annual retainer of $10,000, and the other members of that committee received an additional annual retainer of $5,000, in each case prorated as applicable. We have not paid board of directors meeting fees or committee meeting fees to our directors.

Director equity-based compensation

Each non-employee director receives equity-based compensation in the form of restricted stock or restricted stock units. The form of award to a director is at the election of that director. Awards of restricted stock and restricted stock units for 2013 are more fully described in the table below. For the 2014 annual award made in February 2014, the award totaled an amount equal to $125,000 (rounded up to the nearest whole share), calculated based on the stock price at the close of trading on the relevant grant date. The 2014 annual awards have a twelve month vesting period from the date of grant. A director may elect to defer settlement of restricted stock units, in which case such settlement will occur upon termination of service in a cash lump sum or in annual installments over a period no longer than 10 years.

Director Compensation for the year ended December 31, 2013

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Evelyn M. Angelle	75,000	62,520	137,520
David C. Baldwin	60,000	62,520	122,520
John A. Carrig	65,000	62,520	127,520
Michael McShane	70,000	62,520	132,520
Franklin Myers	82,500	62,520	145,020
Terence M. O’Toole	65,000	62,520	127,520
John Schmitz	67,500	62,520	130,020
Louis A. Raspino	65,000	62,520	127,520
Andrew L. Waite	60,000	62,520	122,520

(1)

The amounts in the “Stock Awards” column represent the grant-date fair value in 2013 as determined in accordance with the FASB Accounting Standards Topic 718. On February 21, 2013, Ms. Angelle and Messrs. Carrig and Waite received grants of restricted stock units and Messrs. Baldwin, McShane, Myers, O’Toole, Schmitz and Raspino received grants of restricted stock, each at the grant date price of $26.05. For additional information, see Note 12 to our consolidated financial statements in our annual report on Form 10-K for the year ended December 31, 2013.

As of December 31, 2013, the total number of shares of common stock subject to outstanding stock option awards, and restricted stock or restricted stock unit awards held by each director is as follows:

Name	Option Awards	Restricted Stock Units/Restricted Stock (1)
Evelyn M. Angelle	12,617	8,297
David C. Baldwin	–	2,400
John A. Carrig	6,549	8,297
Michael McShane	28,786	2,400
Franklin Myers	11,396	2,400
Terence M. O’Toole	–	2,400
John Schmitz	19,536	2,400
Louis A. Raspino	6,179	6,051
Andrew L. Waite	–	3,804

(1)

Ms. Angelle and Messrs. Carrig, Raspino and Waite received grants totaling 5,897, 5,897, 3,651 and 8,441 restricted stock units, respectively. Ms. Angelle has elected to defer settlement of the restricted stock units until the earlier of 10 years from the date of grant or her separation from service as a director. Messrs. Carrig and Waite have elected to defer settlement of such restricted stock units until each of their dates of separation from service as a director on our board of directors.

Director deferred compensation

Non-employee directors are eligible to participate in our deferred compensation plan. The plan provides that a director may defer all or any portion of his or her cash retainer paid for services as a director. All deferred cash amounts are credited with earnings through the date paid based on one or more benchmark rates selected by the Committee with a minimum return rate equal to the prime rate as published in the Wall Street Journal plus one percentage point. Upon a “change of control” within the meaning of Internal Revenue Code Section 409A, all account balances will be fully vested. The definition of a change of control event is the same as the definition under the 2010 Plan.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information about our common stock that may be issued under our existing equity compensation plan as of December 31, 2013.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance
Equity compensation plans approved by security holders (1)	3,798,653	8.58	10,339,309 (2)
Equity compensation plans not approved by security holders	0	0	0
Total	3,798,653	$8.58	10,339,309

(1)	Consists of the 2010 Plan and the Employee Stock Purchase Plan.

(2)

Shares remaining available for issuance under the 2010 Plan with respect to awards (other than outstanding awards) could be issued in the form of stock options, stock appreciation rights, stock awards and stock units. In 2014, we have issued an additional 997,463 awards under the plan in the form of restricted stock units, restricted stock, stock options and performance shares assuming achievement of targets set by the board of directors). In 2013, we issued 56,754 shares of common stock under our Employee Stock Purchase Plan.

ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION

In accordance with Section 14A of the Exchange Act and the related rules of the SEC, we are providing our stockholders with the opportunity to approve, on a non-binding, advisory basis, the compensation of our named executive officers. This item, commonly referred to as a “say-on-pay” vote, provides you, as a stockholder, the opportunity to express your views regarding the compensation of our named executive officers as disclosed in this proxy statement.

Our executive compensation program is designed to attract, motivate and retain our named executive officers, who are critical to our success. Under our program, our named executive officers are rewarded for strong corporate performance, the achievement of specific annual goals and the realization of increased stockholder value. Please read “Compensation Discussion and Analysis” and “Executive Compensation” for additional details about our executive compensation programs, including information about the fiscal year 2013 compensation of our named executive officers.

The Nominating, Governance & Compensation Committee continually reviews the compensation program for our named executive officers to ensure the program achieves the desired goals of aligning our executive compensation structure with our stockholders’ interests and current market practices. We believe our executive compensation program achieves the following objectives:

•	motivate our executives to achieve key operating, safety and financial performance goals that enhance long-term shareholder value;

•	reward outstanding performance in achieving these goals without subjecting us to excessive or unnecessary risk; and

•

establish and maintain a competitive executive compensation program that enables us to attract, motivate and retain experienced and highly capable executives who will contribute to our long-term success.

We are asking our stockholders to indicate their support for our named executive officers’ compensation as described in this proxy statement and ask that our stockholders approve the following non-binding resolution at the annual meeting:

“RESOLVED, that the stockholders of Forum Energy Technologies, Inc. (the “Company”) approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the other narrative discussion in the proxy statement for the 2014 Annual Meeting of Stockholders of the Company.”

As an advisory resolution, our stockholders’ vote on this proposal is not binding on the board of directors or us. The board of directors could, if it concluded it was in our best interests to do so, choose not to follow or address the outcome of the advisory resolution. Decisions regarding the compensation and benefits of our named executive officers remain with our board of directors and the Nominating, Governance & Compensation Committee. We expect, however, that our Nominating, Governance & Compensation Committee will review the voting results on this proposal and give consideration to the outcome when making future decisions regarding compensation of our named executive officers.

Vote Required and Board Recommendation

Approval of the proposal requires the affirmative vote of at least a majority of the shares of our common stock present in person or by proxy at the meeting and entitled to vote. Your board of directors recommends a vote “FOR” the approval of the advisory resolution on executive compensation.

AUDIT COMMITTEE REPORT

The Audit Committee currently consists of Evelyn M. Angelle (Chairperson), Franklin Myers and John Schmitz. The Audit Committee’s purpose is to assist the board of directors in overseeing (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) the qualifications, independence and performance of our independent auditors and (4) the effectiveness and performance of our internal audit function. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for us. The board of directors has determined that the members of the Audit Committee are independent under applicable provisions of the Exchange Act and NYSE listing standards.

Our management is responsible for preparing our financial statements, and the independent auditors are responsible for auditing those financial statements and the effectiveness of the Company’s internal controls over financial reporting, and issuing a report thereon. Accordingly, the Audit Committee’s responsibility is one of oversight. In this context, the Audit Committee discussed with PricewaterhouseCoopers LLP, our independent registered public accounting firm, the matters required to be discussed by Auditing Standard No. 16 issued by the Public Company Accounting Oversight Board. These communications and discussions are intended to assist the Audit Committee in overseeing the financial reporting and disclosure process. The Audit Committee also discussed with PricewaterhouseCoopers LLP its independence from us and received from PricewaterhouseCoopers LLP the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP’s communications with the Audit Committee concerning independence. This discussion and disclosure informed the Audit Committee of the independence of PricewaterhouseCoopers LLP and assisted the Audit Committee in evaluating such independence. The Audit Committee also considered whether the provision of services by PricewaterhouseCoopers LLP not related to the audit of our financial statements and to the review of our interim financial statements is compatible with maintaining the independence of PricewaterhouseCoopers LLP. Finally, the Audit Committee reviewed and discussed our audited financial statements with our management, our internal auditors and PricewaterhouseCoopers LLP. Our management informed the Audit Committee that our audited financial statements had been prepared in accordance with accounting principles generally accepted in the United States.

Based on the review and discussions referred to above, and such other matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to the board of directors, and the board has approved, that these audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2013.

Respectfully submitted,

Evelyn M. Angelle, Chairperson
Franklin Myers
John Schmitz

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

PricewaterhouseCoopers LLP has been appointed by the Audit Committee as the independent registered public accountant firm for us and our subsidiaries for the year ending December 31, 2014. This appointment is being presented to the stockholders for ratification. Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting and will be provided an opportunity to make statements if they desire to do so and to respond to appropriate questions from stockholders.

Vote Required and Board Recommendation

If a quorum is present at the annual meeting, the ratification of the appointment of PricewaterhouseCoopers LLP requires the affirmative vote of at least a majority of the votes cast on the matter. Your board of directors recommends a vote “FOR” such ratification.

If the stockholders fail to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm, it is not anticipated that PricewaterhouseCoopers LLP will be replaced in 2014. Such lack of approval will, however, be considered by the Audit Committee in selecting our independent registered public accounting firm for 2015.

Fees Paid to Independent Registered Public Accounting Firm

The following table presents fees for professional audit services rendered by PricewaterhouseCoopers LLP for the audit of our annual financial statements for the years ended December 31, 2013 and 2012, respectively, and fees billed for other services rendered by PricewaterhouseCoopers LLP during those periods.

	2013	2012
	(In thousands)
Audit Fees(1)	$3,453	$1,612
Audit-Related Fees(2)	120	97
Tax Fees(3)	85	58
All Other Fees	2	40
Total	$3,660	$1,807

(1)

Audit Fees consisted of fees for audit services, which related to the consolidated audit, quarterly reviews, registration statements, comfort letters, statutory and subsidiary audits and services normally provided by the independent registered public accountant in connection with statutory and regulatory filings.

(2)	Audit-Related Fees consisted of fees for audit-related services, which primarily related to the acquisition of certain of our subsidiaries and our equity investment in a joint venture.

(3)	Tax Fees consisted of fees for tax services.

The Audit Committee preapproves all audit, review or attest engagements and permissible non-audit services to be performed by our independent registered public accounting firm, subject to, and in compliance with, the de minimis exception for non-audit services described in applicable provisions of the Exchange Act and applicable SEC rules. All services provided by our independent public accounting firm in 2013 and 2012 were preapproved by the Audit Committee.

ADDITIONAL INFORMATION

Stockholder Proposals for the 2015 Annual Meeting

To be included in the proxy materials for the 2015 annual meeting of stockholders, stockholder proposals that are submitted for presentation at that annual meeting and are otherwise eligible for inclusion in the proxy statement must be received by us no later than December 4, 2014. Proxies granted in connection with that annual meeting may confer discretionary authority to vote on any stockholder proposal if notice of the proposal is not received by us in accordance with the advance notice requirements of our bylaws discussed below. It is suggested that proponents submit their proposals by certified mail, return receipt requested. No stockholder proposals have been received for inclusion in this proxy statement.

Our bylaws provide the manner in which stockholders may give notice of business and director nominations to be brought before an annual meeting. In order for an item to be properly brought before the meeting by a stockholder, the stockholder must be a holder of record at the time of the giving of notice and must be entitled to vote at the annual meeting. The item to be brought before the meeting must be a proper subject for stockholder action, and the stockholder must have given timely advance written notice of the item. For notice to be timely, it must be delivered to, or mailed and received at, our principal office at least 90 days but not more than 120 days prior to the first anniversary of the prior year’s annual meeting date. Accordingly, for the 2015 annual meeting of stockholders, notice will have to be delivered or received by us no earlier than January 16, 2015 or later than February 15, 2015. If, however, the scheduled annual meeting date differs from such anniversary date by more than 30 days, then notice of an item to be brought before the annual meeting may be timely if it is delivered or received not earlier than the close of business on the 120th day and not later than the close of business on the later of the 90th day prior to the date of the annual meeting or, if less than 100 days’ prior notice or public disclosure of the scheduled meeting date is given or made, the 10th day following the earlier of the day on which the notice of such meeting was mailed to stockholders or the day on which such public disclosure was made. The notice must set forth the information required by the provisions of our bylaws dealing with stockholder proposals and nominations of directors. All notices should be directed to James L. McCulloch, Secretary, Forum Energy Technologies, Inc., 920 Memorial City Way, Suite 1000, Houston, Texas 77024. Under current SEC rules, we are not required to include in our proxy statement any director nominated by a stockholder using this process. If we choose not to include such a nominee, the stockholder will be required to distribute its own proxy materials in connection with its solicitation of proxies with respect to that nominee.

Discretionary Voting of Proxies on Other Matters

Management does not intend to bring before the annual meeting any matters other than those disclosed in the notice of annual meeting of stockholders attached to this proxy statement, and it does not know of any business that persons other than management intend to present at the meeting. If any other matters are properly presented at the annual meeting for action, the persons named in the enclosed form of proxy and acting thereunder generally will have discretion to vote on those matters in accordance with their best judgment.

Annual Report on Form 10-K

Copies of our annual report on Form 10-K for the year ended December 31, 2013, as filed with the SEC, are available without charge to stockholders upon request to Mark S. Traylor, Vice President, Investor Relations and Planning, at the principal executive offices of Forum Energy Technologies, Inc., 920 Memorial City Way, Suite 1000, Houston, Texas 77024.

Householding

The SEC permits a single copy of the Notice to be sent to any household at which two or more stockholders reside if they appear to be members of the same family. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses. A number of brokerage firms have instituted householding.

As a result, if you hold your shares through a broker and you reside at an address at which two or more stockholders reside, you will likely be receiving only one copy of the Notice unless any stockholder at that address has given the broker contrary instructions. If any such beneficial stockholder residing at such an address, however, wishes to receive a separate copy of the Notice in the future, or if any such beneficial stockholder that elected to continue to receive separate copies of the Notice wishes to receive a single copy of the Notice in the future, that stockholder should contact their broker or send a request to the corporate secretary at our principal executive offices, Forum Energy Technologies, Inc., 920 Memorial City Way, Suite 1000, Houston, Texas 77024, telephone number (281) 949-2500. We will promptly deliver, upon written or oral request to the corporate secretary, a separate copy of the Notice to a beneficial stockholder at a shared address to which a single copy of the Notice was delivered.

FORUM ENERGY TECHNOLOGIES, INC. 920 MEMORIAL CITY WAY SUITE 1000 HOUSTON, TX 77024

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS    PROXY    CARD    IS    VALID     ONLY    WHEN    SIGNED    AND    DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors	☐	☐	☐
Nominees

01	Evelyn M. Angelle 02 John A. Carrig 03 Andrew L. Waite

The Board of Directors recommends you vote FOR proposals 2. and 3.						For	Against	Abstain
2.	Advisory resolution to approve executive compensation.					☐	☐	☐
3.	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2014.					☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
For address change/comments, mark here.				☐
(see reverse for instructions)		Yes	No
Please indicate if you plan to attend this meeting		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

	Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K

is/are available at www.proxyvote.com.

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FORUM ENERGY TECHNOLOGIES, INC.

Annual Meeting of Shareholders

May 16, 2014 8:00 AM

This proxy is solicited by the Board of Directors

The undersigned shareholder(s) hereby appoint(s) C. Christopher Gaut and James L. McCulloch, or either of them, as proxies and attorneys-in-fact, each with the power to act without the other and with power of substitution and resubstitution, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of FORUM ENERGY TECHNOLOGIES, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 08:00 AM, CDT on May 16, 2014, at 920 Memorial City Way, Suite 1000, Houston, Texas 77024, and any adjournment or postponement thereof, with all powers which the shareholder(s) would possess if present at such meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Address changes/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side